Exhibit 2.1
Agreement for sale and purchase of shares in Electropar Limited
Tony Lachlan Wallace, Grant Lachlan Wallace and Helen Amelia Wallace
Grant Lachlan Wallace, Tony Lachlan Wallace and Alison Kay Wallace
Cameron Lachlan Wallace, Grant Lachlan Wallace and Tony Lachlan Wallace
Preformed Line Products Company
KENSINGTON SWAN | AGREEMENT FOR SALE AND PURCHASE OF SHARES IN ELECTROPAR LIMITED

Table of contents

Parties	1
Background	1
Agreement	1
1 Interpretation	1
2 Sale and purchase of Shares	10
3 Purchase Price and payment	10
4 Conditions	12
5 Purchase Price adjustment	15
6 Earn-Out adjustment	18
7 Conduct of Business during the Interim Period	20
8 Pre-Completion matters	22
9 Completion	24
10 Warranties	27
11 Tax indemnity	33
12 Risk	38
13 Notice to complete and remedies on default	39
14 Restraint of trade	40
15 Confidentiality and publicity	41
16 Notices	42
17 Miscellaneous	43
18 Overriding Limitations of Liability	45
Execution	48
Schedule 1 Warranties and representations	52
Schedule 2 Disclosed Information	65
Schedule 3 Premises	66
Schedule 4 Form of Working Capital Statement	67
Schedule 5 Accounting Policies	68
Schedule 6 Due Diligence Material	72
KENSINGTON SWAN | AGREEMENT FOR SALE AND PURCHASE OF SHARES IN ELECTROPAR LIMITED

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KENSINGTON SWAN | AGREEMENT FOR SALE AND PURCHASE OF SHARES IN ELECTROPAR LIMITED

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Agreement dated __________ 2010
Parties
1	Tony Lachlan Wallace, Grant Lachlan Wallace and Helen Amelia Wallace each of Auckland, as trustees of the Wallace Family Trust (‘Wallace Trust’)
2	Grant Lachlan Wallace, Tony Lachlan Wallace and Alison Kay Wallace each of Auckland, as trustees of the T&A Wallace Family Trust (‘T&A Trust’)
3	Cameron Lachlan Wallace, Grant Lachlan Wallace and Tony Lachlan Wallace each of Auckland, as trustees of the Cameron Wallace Trust (‘CW Trust’)
4	Preformed Line Products Company a company at 660 Beta Drive, Mayfield Village, Ohio, USA (‘Purchaser‘)
Background
A	The Vendors are the owners of the Shares.

B	The Vendors have each agreed to sell and the Purchaser has agreed to purchase the Shares on the terms and conditions set out in this Agreement.
Agreement
1	Interpretation

1.1	Definitions: In this Agreement unless the context otherwise requires:
‘Accounting Date’ means 31 March 2010
‘Accounting Policies’ means the accounting standards, policies and processes set out in Schedule 5
‘Accounts Receivable’ means all amounts owed to any Group Company by debtors of the Business at the Completion Date in respect of goods or services sold, supplied or otherwise provided by that Group Company prior to the close of business on the Completion Date
‘Adjustment Date’ means the date five working days after the Completion Working Capital Statement is complete in accordance with clause 5.7
‘Agreed Form’ means in a form agreed to by the parties prior to execution of this Agreement and initialled by or on behalf of the Vendors and the Purchaser for the purposes of identification
‘Agreement’ means this agreement (including the background, schedules and annexures) as it may be amended pursuant to clause 17.3
‘Assets’ means all the assets owned by the Group Companies which are utilised in the conduct of the Business including Inventory, Fixed Assets, Intellectual Property, Accounts Receivable, rights under Business Contracts and Leases, the Records and, in respect of the Company, includes shares in the Subsidiary Company

‘Bill Rate’ means the mid or “FRA” rate for 90 day bank accepted bills (expressed as a percentage) as quoted on Reuters page BKBM (or any successor page) at or about 10.45 am on the first working day of the period in respect of which that rate of interest is to be calculated, and thereafter at intervals of 90 days from that working day
‘Business’ means the electrical engineering manufacturing and supply business, each as undertaken by the Group in the period prior to the Completion Date
‘Business Contracts’ means all contracts and agreements entered into by a Group Company prior to the Completion Date to the extent that those contracts or agreements are in existence and have not been fully performed at the Completion Date
‘Cameron’s Employment Agreement’ means the employment agreement to be entered into between the Company and Cameron Lachlan Wallace the form of which is annexed to this Agreement at Schedule 10
‘Company’ means Electropar Limited (Company Number 48108) and when the context permits includes the Subsidiary Company
‘Companies Act’ means the Companies Act 1993
‘Completion’ means completion of the sale and purchase of the Shares pursuant to this Agreement
‘Completion Date’ means the last working day of the month in which all of the Conditions have been satisfied or waived in accordance with this Agreement
‘Completion Notice’ means a notice served under clause 13.1
‘Completion Working Capital Statement’ means a document in the form set out in Part B of Schedule 4 setting out the Working Capital of the Group at the Completion Date, prepared in accordance with clauses 5.1 and 5.2
‘Condition Date’ means 14 July 2010
‘Conditions’ means the conditions precedent contained in clause 4.1
‘Confidentiality Agreement’ means a certain agreement dated 18 November 2009 between the Company and the Purchaser
‘Current Account Balances’ means the total amount of all indebtedness owed by any Group Company to the Vendors immediately prior to Completion (including interest (if any) thereon to Completion)
‘Data Room’ means the online data room maintained by or on behalf of the Vendors through which the Purchaser and its officers, employees, agents, advisors and financiers have had access to information and material relating to the Shares, Business and Assets
‘Default Interest Rate’ means the Bill Rate plus 5%
‘Defaulting Party’ means a party who fails to comply with a Completion Notice
‘Deposit’ means the amount of $1,100,000.00

‘Disclosed Information’ means the categories of information specified in Schedule 2
‘Disclosure Letter’ means the Agreed Form letter from the Vendors to the Purchaser executed and delivered immediately before execution of this Agreement
‘Due Diligence Material’ means:
a
the documents and material contained in the Data Room (including all written answers to questions) and listed in the index annexed to this Agreement as Schedule 6, or in the case of written answers to questions contained on a CD ROM and annexed to this Agreement at Schedule 6; and

b	the Sensitive Materials
‘Earn-Out Accounts’ means the consolidated profit and loss statement of the Group for the Earn-Out Period, to be prepared in accordance with clause 6
‘Earn-Out Amount’ means the amount, if any, calculated under clause 6.8
‘Earn-Out Determination Date’ means the second working day after the date on which the Earn-Out Accounts and the EBITDA become final and binding on the Vendors and the Purchaser under clause 6.7 of this Agreement
‘Earn-Out Period’ means the period from the Completion Date to the first anniversary of the Completion Date
‘EBITDA’ means the consolidated earnings before interest, tax, depreciation and amortisation of the Group for the Earn-Out Period calculated in accordance with clause 6 and as shown in the Earn-Out Accounts and agreed by the parties, deemed to be agreed by the parties or determined by the Independent Accountant (as the case may be) under clause 6.6
‘Employees’ means the employees of the Group from time to time
‘Encumbrance’ includes any present or future mortgage, charge, hire purchase or chattel lease agreement, pledge or lien, hypothecation, security interest (as defined in section 17(1)(a) of the PPSA), preferential right or any other encumbrance of whatever nature, but excludes (except in relation to the Shares) any Permitted Encumbrance
‘Environment’ means the environment or surroundings including (without limitation) air, water and land
‘Environmental Law’ means any law in effect on or prior to Completion relating or pertaining to the Environment, including the Resource Management Act 1991, the Building Act 2004 and the Hazardous Substances and New Organisms Act 1996
‘External Third Party Debt’ means any amount owed by a Group Company to Westpac New Zealand Limited as at the Completion Date, including any costs or fees payable as a result of any early repayment of such amount pursuant to clause 8.3b, but not including (for the avoidance of doubt) any amount relating to the performance bond facility held by the Group with Westpac New Zealand Limited
‘Financial Statements’ means the financial statements for the Group for the financial year ended 31 March 2010 as annexed to this Agreement marked ‘A’

‘Fixed Assets’ means all plant, fixtures and fittings, furniture, equipment and machinery (whether fixed or movable), tools and dies, spares, tools and vehicles owned by each Group Company, but for the avoidance of doubt does not include Inventory
‘Group’ means the Company and the Subsidiary Company
‘Group Company’ means a member of the Group
‘Independent Accountant’ has the meaning given to that term in clause 5.6a
‘Information Memorandum’ means the information memorandum relating to the Business dated November 2009 (including any supplement to it or replacement of it)
‘Insurance Policies’ means all existing policies of insurance for the Group as listed in the Due Diligence Material
‘Intellectual Property’ means all intellectual and industrial property rights owned by any Group Company including the following:
a	patents and designs including applications and registrations
b	trade marks, trade names, business names, domain names, logos, websites and trading indicia
c	inventions, discoveries and trade secrets owned by the Group, whether or not capable of protection by a patent, and
d
confidential information, trade secrets and know-how of the Group including in relation to data, specifications and drawings, technical information, financial information, sales and marketing information, business systems, customer and supplier lists

‘Interest Rate’ means 5% per annum
‘Interim Period’ means the period between the date of this Agreement and the close of business on the Completion Date
‘Inventory’ means the stock-in-trade of the Business as at the Completion Date including raw materials, ingredients, work in progress, goods in transit, finished goods, third party products, stores, consumables, spare parts, promotional, packing and packaging materials, office supplies and all operating supplies or other maintenance items including fuels and oils
‘Key Contracts’ means the contracts listed in Schedule 7 to this Agreement
‘Key Personnel’ means Grant Wallace, Tony Wallace, Cameron Wallace, Chris Burbridge, Simon Pratt, Greg Barclay, Stephen Blackhall and Mike Barker
‘Material Matter’ means a new matter uncovered by the Purchaser in the Sensitive Materials during the Sensitive Materials Verification which new matter has a value of $1,000,000 or more
‘Leased Plant’ means such plant, equipment, machinery, furniture, fixtures and fittings, spares, tools and vehicles used by the Group which are the subject of any equipment leases, hire purchase or conditional sales agreements

‘Leases’ means the leases of the Premises
‘Licences and Permits’ means all licences, consents, approvals and permits (of a statutory or regulatory nature) which are required for the ongoing operation of the Business
‘Non-Defaulting Party’ means a party who has given a Completion Notice
‘NZGAAP’ means generally accepted accounting practice as defined in the Financial Reporting Act 1993
‘OIO Condition’ means the Condition inserted for the benefit of the Purchaser and the Vendors pursuant to clause 4.1a, by which the Purchaser obtains approval of the Overseas Investment Office to the purchase of the Shares on terms and conditions satisfactory in all respects to the Purchaser and the Vendors each acting reasonably
‘Ordinary Course of Business’ means any activity which is within the usual scope of the Business when considered over the 24 month period prior to the date of this Agreement
‘Permitted Encumbrance’ means:
a
any security interest in collateral or an interest in goods (or their proceeds) that falls under clause (a) of the definition of “Purchase Money Security Interest” in the PPSA, or a security interest incidental thereto; and

b	any security interest in collateral (including the Assets) securing the External Third Party Debt, being a general security interest over all present and after acquired property of the Company
‘PPSA’ means the Personal Property Securities Act 1999
‘Premises’ means the premises occupied by the Group for the purposes of the Business, a list of which is set out in Schedule 3
‘Purchase Price’ means the purchase price for the Shares as detailed in clause 3.1 and includes, for the avoidance of doubt, the adjustments in clauses 5.8 and 6.9
‘Purchaser’s Solicitor’ means Russell McVeagh, Level 30, 48 Shortland Street, Auckland, attention David Hoare
‘QDS Agreement’ means that agreement between the Company and the Wallaces in the form attached at Schedule 12
‘Records’ means all files, records, customer lists and customer records, and all advertising material, circulars, promotional material, accounting and Inventory records, engineering drawings and records, employment contracts and employee records, contracts and agreements evidencing Business Contracts, Leases and other like material relating to the Business, the Group Companies’ statutory books, registers, accounts, records and Taxation returns

‘Related Party’, in relation to a Restrained Party, means a member of a Restrained Party’s immediate family, or any trust, company, or other entity controlled by or associated with the Restrained Party or a member of the Restrained Party’s immediate family
‘Relief’ means, in relation to a Tax Claim, any relief, loss, allowance, credit, deduction or set-off available to any person, or any right to repayment of Tax
‘Restrained Parties’ means Tony Lachlan Wallace and Grant Lachlan Wallace and their Related Parties, but specifically excludes Cameron Lachlan Wallace
‘Retention Agreement’ means an agreement between the parties and the Vendors’ Solicitor in relation to the Retention Amount, the form of which is annexed to this Agreement at Schedule 8
‘Retention Amount’ means initially the amount of $3,000,000, reducing in the manner provided in clause 5.1 of the Retention Agreement
‘Sensitive Materials’ means copies of the materials and information listed in Schedule 11
‘Sensitive Materials Verification’ means the Purchaser’s review of the Sensitive Materials to be carried out by the Purchaser under clause 4.3
‘Shares’ means all the shares issued by the Company as at the Completion Date (including all new shares issued to the Vendors prior to the Completion Date pursuant to clause 8.2), which shares are, as at the date of this Agreement, held by the Vendors in the following manner:
a	500,000 ordinary shares in the Company held by the T&A Trust

b	490,000 ordinary shares in the Company held by the Wallace Trust

c	10,000 ordinary shares in the Company held by the CW Trust
‘Subsidiary Company’ means Electropar Pty Limited (ACN 112 297 935)
‘Surviving Clauses’ means each of clauses 7.4, 15, 17.12 and 17.13
‘Target EBITDA Statement’ means that form of document set out in Schedule 9
‘Target Working Capital Statement’ means that document set out in Part A of Schedule 4 setting out the estimated Working Capital of the Business at the Completion Date
‘Tax’ includes any past, present or future form of tax, levy, impost, duty, rate, charge, fee, deduction or withholding imposed, assessed or levied by any Tax Agency, including any reassessments thereof, and any interest, penalties, fines, costs, charges, and other liabilities lawfully imposed by any Tax Agency arising from or payable in respect of such tax, and ‘Taxation’ shall have a corresponding meaning

‘Tax Agency’ means any governmental agency or other person, whether within New Zealand, Australia or not, and including the New Zealand Inland Revenue Department, Australian Tax Office, Customs Department or Accident Compensation Corporation (or any equivalent overseas body) that collects, imposes or otherwise administers Tax
‘Tax Claim’ includes any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of any Tax Agency as a result of which any Group Company may be placed under any or any increased liability for Tax or may be deprived of any Relief (whether or not within New Zealand) which might otherwise have been available to the Purchaser or the Group Company
‘Tax Indemnity’ means the indemnity set out in clause 11
‘Tax Warranties’ means the warranties made by the Vendors in clause 18 of Schedule 1 and the term. ‘Tax Warranty’ has a corresponding meaning
‘Title and Authorisation Warranties’ means the warranties given by the Vendors in clauses 1.1, 1.2, 1.3a, 1.3c, 1.4, 2.1-2.6 (inclusive) and 2.8 of Schedule 1
‘Unconditional Period’ means the period between the day after the date of satisfaction of the Conditions and the day before the Completion Date
‘Vendors’ means each of the Wallace Trust, the T&A Trust and the CW Trust, in the proportions set out in clause 18.1 and otherwise subject to the limitations set out in clauses 18.2 to 18.6 and each such person is a ‘Vendor‘
‘Vendors’ Solicitor’ means Kensington Swan, Barristers & Solicitors, 18 Viaduct Harbour Avenue, Auckland, attention Chris Parke
‘Wallaces’ means Grant Lachlan Wallace, Tony Lachlan Wallace and Cameron Lachlan Wallace
‘Warranty’ means the warranties made by the Vendors in Schedule 1 and ‘Warranties’ has a corresponding meaning
‘Warranty Claim’ means any claim made by the Purchaser arising out of a breach of any Warranty
‘Working Capital’ means at any given time an amount equal to the Accounts Receivable and Inventory of the Group (of the types provided for in the Target Working Capital Statement), minus the accounts payable of the Group (of the types provided for in the Target Working Capital Statement)
1.2	Construction of certain references
In this Agreement unless the context otherwise requires, any reference to:
an ‘associated person’ of another person means an associated person of that person if deemed to be so under subpart YB of the Income Tax Act 2007
‘governmental agency’ means any government in any jurisdiction whether central, regional, territorial or local and includes any agency or government department, minister, office, regulatory board of enquiry or commission, agency, body or organisation whatsoever a ‘law’ includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any relevant jurisdiction (and ‘lawful’ and ‘unlawful’ shall be construed accordingly)

a ‘person’ includes any individual natural person, company, corporation, partnership, firm, joint venture, association (whether corporate or unincorporated), trust, organisation, governmental agency, Minister of the Crown, state or agency of a state (in each case, whether or not having separate legal personality), and includes, in each case, a person’s executors, administrators, successors and permitted assigns a ‘related company’ means a related company as defined in the Companies Act provided that the definition of ‘company’ includes a company wherever incorporated
‘Significant’ means sufficiently material to the existing position or the future prospects of the Group taken as a whole so as to be likely to affect the judgement of a reasonable purchaser for value of the Shares by causing it to reduce its assessment of the value of the Shares by an amount in excess of $1,100,000 and ‘Significantly’ has a corresponding meaning a ‘working day’ means a day (other than Saturday or Sunday) on which registered banks are open for business in Auckland but excludes any day in the period from 24 December in any year to 5 January in the following year (both inclusive).
1.3	General construction
In interpreting this Agreement the following rules must be applied unless the context otherwise requires:
a	Headings: Clause and other headings are for reference only and are not an aid in interpretation.
b
Statutes: References to statutory provisions will include references to all regulations, orders, rules or notices made under that statute and references to a statute or regulation will be construed as references to those statutes or regulations as they may be amended or re-enacted or as their application is modified by other provisions from time to time.

c
Clauses and Schedules: References to clauses, background, schedules or annexures are to clauses of or schedules, background and annexures to this Agreement, and the background, schedules and annexures referred to form part of this Agreement and will have the same effect as if set out in the body of this Agreement.

d	Currency: References to currency and a reference to ‘$’ or ‘dollar’ are, unless otherwise stated, to New Zealand currency;
e	Parties: References to a party are to a party to this Agreement and include that party’s executors, administrators, successors in title and permitted assigns.
f	Periods of Time: All periods of time include the day on which the period commences and also the day on which the period ends.
g	Non-Working Day: Any date which is not a working day, upon or by which anything is due to be done by any party, will be deemed to be a reference to the next working day.

h	Number and Gender: Words importing the plural include the singular and vice versa and words importing gender include all genders.
i	Negative Obligations: Any obligation not to do something will be deemed to include an obligation not to suffer, permit or cause that thing to be done.
j
Obligations of Vendors: All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by the Vendors are deemed to have been given or entered into by the Vendors in the proportions and subject to the limitations provided for in clause 18.1.

k	Including: The word ‘including’ in any form is not a word of limitation.

l	Vendors’ Awareness:
i
Any reference in this Agreement, the Due Diligence Material, the Disclosure Letter or in any other of the Disclosed Information to the knowledge, information, belief or awareness of the Vendors (or any similar expression) is a reference to the actual knowledge, at the date at which the statement is actually made, of the Wallaces only and does not include any facts or circumstances of which any such person has constructive knowledge only.

ii
In addition to clause i, any reference in clauses 6.2, 6.3, 8.2, 8.3, 8.4, 11.2 and 20.2 of Schedule 1 to the knowledge, information, belief or awareness of the Vendors (or any similar expression) is also a reference to the actual knowledge, at the date at which the statement is actually made, of the Key Personnel (excluding the Wallaces) (and in respect of clause 11.2 only, Key Personnel is deemed to be Greg Barclay only), and does not include any facts or circumstances of which any such person has constructive knowledge only.

m
Best/Reasonable Endeavours: Where any provision of this Agreement requires a party to use its ‘best endeavours’ or its ‘reasonable endeavours’ to procure that something is done or happens, such provision will not include any obligation to pay any consideration or provide any compensation or any financial or other incentive to any person to procure that the thing be done or happens, unless and to the extent the actual thing to be done or to happen requires payment of a defined amount.

n	Interpretation: Nothing in this Agreement is to be interpreted against a party solely on the ground that the party put forward this Agreement or any part of it.
o
Consents and approvals: If the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion, unless expressly provided otherwise.

2	Sale and purchase of Shares
2.1	Agreement
The Vendors agree to sell, and the Purchaser agrees to purchase and take a transfer of, the legal and beneficial title to the Shares for the Purchase Price and on the terms and conditions set out in this Agreement.
2.2	Clear title
On Completion each Vendor must give to the Purchaser, in respect of those Shares owned by that Vendor, clear title to those Shares free from all Encumbrances.
2.3	Rights attaching to Shares
On Completion the Shares will pass to the Purchaser together with all rights attaching to them at the Completion Date.
3	Purchase Price and payment
3.1	Purchase Price
The purchase price for the Shares is $20,500,000 less the amount of any External Third Party Debt at the Completion Date, or where such External Third Party Debt is nil then plus any cash in bank accounts of the Group at the Completion Date, and subject to adjustment in accordance with clauses 5.8 and 6.9.
3.2	Payments
The Purchase Price must be paid as follows:
a	On the date this Agreement is signed by all parties the Purchaser must pay to the Vendors the Deposit in part payment of the Purchase Price.
b	On the Completion Date, the Purchaser shall pay:
i	to the Vendors, the balance of the Purchase Price due after payment of the Deposit, less the Retention Amount; and
ii	to the Vendors’ Solicitor, the Retention Amount to be held in accordance with clause 3.3 and the Retention Agreement.
c
Any amount payable pursuant to clause 5.8 shall be paid on the Adjustment Date, together with interest on such amount at the Interest Rate from the Completion Date to the date of actual payment in accordance with clause 5.9.

d	Any amount payable pursuant to clause 6.9 shall be paid on the Earn-Out Determination Date.
3.3	Retention terms
On the Completion Date in accordance with clause 3.2bii the Purchaser will pay the Retention Amount to the Vendors’ Solicitor to be held on trust for the Purchaser and the Vendors as security for any claim under or in connection with this Agreement, or at law, made in accordance with this Agreement, and otherwise subject to the terms set out in the Retention Agreement.

3.4	Place for payment
The parties agree that:
a
payment of any amounts due to the Vendors must be made to the Vendors or the Vendors’ Solicitor or such other person at such place within New Zealand as the Vendors may reasonably stipulate prior to 3 p.m. on the date that payment is due; and

b
payments of any amounts due to the Purchaser must be made to the Purchaser or the Purchaser’s Solicitor or such other person at such place within New Zealand as the Purchaser may reasonably stipulate prior to 3 p.m. on the date that payment is due.

3.5	Lowest Purchase Price
The parties acknowledge that the Purchase Price is the lowest price that they would have agreed upon with respect to the Shares at the time this Agreement was executed on the basis of payment in full at the time at which the first right in the Shares is to be transferred. For the purposes of this clause the term ‘first right’ in the Shares shall bear the same meaning as the word ‘right’ in Subpart YA of the Income Tax Act 2007. The tax position taken by both parties in their tax returns will be consistent with the position recorded in this clause.
3.6	Non-payment of Deposit
The Vendors may not cancel this Agreement for non-payment of the Deposit payable in accordance with clause 3.2a unless the Vendors have first given to the Purchaser 3 working days notice in writing of the Vendors’ intention to cancel and the Purchaser has failed within that time to remedy that default. No notice of cancellation will be effective if, before the expiry of the 3 working day period referred to in the notice, the Deposit has been paid.
3.7	Deposit in trust
The Deposit payable in accordance with clause 3.2a must be paid to the Vendors’ Solicitors, to be held by them in an interest bearing trust account in the joint names of the Vendors and the Purchaser and applied as follows:
a
if this Agreement is avoided pursuant to clause 4.4, 10.3 or 12.1, or cancelled by the Purchaser pursuant to clause 13.3, the Deposit and interest thereon (less any applicable withholding taxes and administration fees with respect to any interest thereon) shall immediately be refunded to the Purchaser;

b
upon Completion or if this Agreement is cancelled by the Vendors pursuant to clause 13.3, the Deposit and interest thereon (less any applicable withholding taxes and administration fees with respect to any interest thereon) shall immediately be paid to the Vendors, and the parties hereby irrevocably authorise the Vendors’ Solicitors to so make the above payments and deductions when necessary.

3.8	Default in payment
In the event of default by any party in payment of any amount under this Agreement the party in default must pay to the party to whom payment is due interest on the amount unpaid at the Default Interest Rate computed on a daily basis from the date on which such amount should have been paid until the date of actual payment but without prejudice to any other rights or remedies of the non-defaulting party in respect of such default.
3.9	Payments
Each party shall pay all amounts payable under this Agreement in immediately available cleared funds:
a	free of any restriction or condition;
b	free of and (except to the extent required by law in respect of any amount of interest payable) without any deduction or withholding on account of any tax; and
c	without any deduction or withholding on account of any other amount, whether by way of set-off, counterclaim or otherwise.
4	Conditions

4.1	Conditions

Completion of this Agreement is conditional upon:
a	the OIO Condition being satisfied;
b	a clearance being given under the Commerce Act 1986 to the transfer of the Shares to the Purchaser;
c	consents having been obtained in a form acceptable to the Purchaser to the change of control of the Company from the counterparties to each of the Key Contracts which require such consent; and
d
the Purchaser undertaking the Sensitive Materials Verification and confirming (or being deemed to have confirmed) that no Material Matter was identified in accordance with the process set out in clause 4.3.

The Conditions in clauses 4.1a and 4.1b have been inserted for the benefit of the Purchaser and the Vendors and the Conditions in clauses 4.1c and 4.1d have been inserted for the benefit of the Purchaser.
4.2	Reasonable endeavours
Each of the parties must co-operate with the others and (as appropriate) use their reasonable endeavours to ensure that the Conditions are fulfilled. Without limiting the generality of the foregoing:
a
Each party must in a timely manner make all necessary and appropriate applications and supply all necessary and appropriate information for the purpose of enabling the Conditions to be fulfilled, it being acknowledged that within one working day of the date of this Agreement the applications necessary under clauses 4.1a and 4.1b will be submitted.

b	No party may withdraw or procure the withdrawal of any application made or information supplied under clause 4.2a.
c	No party may take any action that would or would be likely to prevent or hinder the fulfilment of the Conditions.
d	Each party must:
i
supply to the other party copies of all applications made and all information supplied for the purposes of enabling the Conditions to be fulfilled (subject to the terms of any previously agreed confidentiality protocol between the parties);

ii	keep the other party informed in a timely manner of the status of any discussions or negotiations with relevant third parties regarding the Conditions; and
iii
promptly notify the other party on becoming aware of the fulfilment of any Condition or of any Condition becoming incapable of being fulfilled, and in each case provide the other party with reasonable evidence as to such satisfaction or not.

4.3	Sensitive Materials Verification
a
Immediately following the date of this Agreement, the Vendors shall provide the Purchaser with access to the Sensitive Materials to enable the Purchaser to conduct the Sensitive Materials Verification. The parties agree that access to the Sensitive Materials is given for verification purposes only, and on the good faith understanding that the Purchase Price is fixed, and will not change unless a Material Matter is identified by the Purchaser from the Sensitive Materials during the Sensitive Materials Verification.

b
The Purchaser must complete the Sensitive Materials Verification and notify the Vendors by no later than 5pm on the fifth working day following the date the Sensitive Materials are provided to the Purchaser, whether or not it considers it has identified a Material Matter (‘Material Matters Notice’).

c	If the Purchaser considers that it has identified a Material Matter, the Material Matters Notice must specify the matter or matters in detail together with:
i	the Purchaser’s reasons for believing that the matter is a Material Matter, including the quantum of the value assessed by the Purchaser in respect of the relevant Material Matter; and
ii	such other information as the Vendors reasonably request to assist them to consider the matter identified.
d
If the Purchaser does not specify any Material Matters in the Material Matters Notice, or does not give a Material Matters Notice prior to or on the date specified in clause 4.3b, the Purchaser shall be deemed not to have identified any Material Matters and the Condition in clause 4.1d is deemed to have been satisfied in all respects.

e
The Vendors shall, within 5 working days of receipt of all information required under clause 4.3c, notify the Purchaser whether or not they agree that the matter or matters identified by the Purchaser constitute a Material Matter. If the Vendors agree, the Condition in clause 4.1d is deemed to have not been satisfied and clause 4.4 will apply. The Vendors shall be deemed to have agreed with the Purchaser, and the Purchaser’s reasons under clause 4.3c, if no notice is given by them within the period specified in this clause 4.3e.

f
If the Vendors give notice to the Purchaser within the period specified in clause 4.3e that they do not agree that the matter or matters identified by the Purchaser constitute a Material Matter, then the parties shall endeavour to reach agreement on the dispute. If the dispute is not resolved within 5 working days of the Vendors’ notice, either party may require by written notice that the dispute be settled by determination in accordance with clause 5.6, in which case the role of the Independent Accountant under that procedure will be to determine whether or not the matter or matters identified constitute a Material Matter.

g
If the Independent Accountant appointed in accordance with clause 4.3f determines that the matter or matters identified in the Material Matters Notice constitutes a Material Matter, the condition in clause 4.1d will not be satisfied and clause 4.4 shall apply.

h
If the Independent Accountant determines that the matter or matters identified in the Material Matters Notice do not constitute a Material Matter, the condition in clause 4.1d shall be deemed to have been satisfied on the date of the Independent Accountant’s decision.

4.4	Termination
If:
a	either of the Conditions in clauses 4.1a or 4.1b have not been fulfilled or (to the extent that they are capable of waiver) waived by both parties by the Condition Date;
b	the Condition in clause 4.1c has not been fulfilled or (to the extent that it is capable of waiver) waived by the Purchaser by the Condition Date; or
c
the Condition in clause 4.1d has not been fulfilled or (to the extent that it is capable of waiver) waived by the Purchaser by the date five working days following the date of this Agreement, or if a Material Matters Notice is given by the Purchaser under clause 4.3c, stating that it has identified a Material Matter, then the date on which the Condition in clause 4.1d is deemed to be satisfied or not in accordance with clause 4.3, either party may by notice in writing to the other parties at any time after the Condition Date terminate this Agreement. Upon such termination:
d	this Agreement will, except as set out in the Surviving Clauses, be of no further force or effect; and
e
the parties will be released from their respective obligations under it and, except as otherwise expressed or implied in this Agreement, no party will have any claim against any other party arising under or in connection with this Agreement except in respect of any breach arising prior to the date of termination; and

f	the Deposit shall immediately be returned to the Purchaser in accordance with clause 3.7a.

5	Purchase Price adjustment
5.1	Completion Working Capital Statement
As soon as practicable after the Completion Date, but in any event not later than 30 working days following the Completion Date, the Vendors will procure the preparation of the Completion Working Capital Statement to determine the value of the Working Capital of the Group at the Completion Date and any adjustment to the Purchase Price required pursuant to clause 5.8.
5.2	Basis of preparation
The Completion Working Capital Statement will be prepared, and the Working Capital at the Completion Date must be calculated, using the following principles and practices applied in the following order of priority:
a	in accordance with the Accounting Policies and (to the extent not inconsistent) the Financial Statements; and
b	on a basis consistent with the preparation of, and in the same format as (including the same line items), the Target Working Capital Statement.
5.3	Access to information
The Purchaser must in connection with the preparation of the Completion Working Capital Statement by the Vendors:
a
provide or ensure the timely provision of all information and assistance, including making available (at no cost to the Vendors) Peter Greenall and such other personnel which may be requested by the Vendors;

b
permit the Vendors and their representations to have access to and take extracts from or copies of any of the Records, together with the Purchaser’s and the Groups’ Inventory, accounting and computer systems as necessary to prepare the Completion Working Capital Statement, and for such purpose the Purchaser must, and must procure that the Company does, continue to maintain and operate all such relevant Records, systems and the like;

c	at no charge to the Vendors provide to the Vendors sufficient office space at the Company’s head office from which to prepare and calculate the Completion Working Capital Statement.
5.4	Delivery of Completion Working Capital Statement
Once the Completion Working Capital Statement has been prepared the Vendors will deliver the Completion Working Capital Statement to the Purchaser for review.

5.5	Dispute Notice
a
If the Purchaser disputes or disagrees with any aspect of the delivered Completion Working Capital Statement, which aspect the Purchaser reasonably considers will have a material effect (being an amount in excess of $50,000) on the calculation of the value of the Working Capital at the Completion Date, the Purchaser must, not later than thirty working days after the date of delivery of the Completion Working Capital Statement by the Vendors to the Purchaser, deliver to the Vendors a written report (‘Working Capital Dispute Notice’) setting out, to the extent the Purchaser is able to:

i	full details of each of the matters in dispute or disagreement (‘Working Capital Dispute’);
ii	a separate dollar value for each of those matters; and
iii	full details of the reasons why each of those matters is disputed.
b
During the thirty working day period following the delivery of any Working Capital Dispute Notice the Purchaser and the Vendors will procure that their respective advisors consult in good faith with a view to resolving any Working Capital Dispute.

5.6	Dealing with a Working Capital Dispute Notice
a
If the Purchaser and the Vendors are unable (whether through their respective advisors or directly) to resolve any Working Capital Dispute within thirty working days (or such longer period as the parties agree) of the delivery of a Working Capital Dispute Notice, either party may thereafter by notice in writing to the other party elect to have the Working Capital Dispute resolved by an independent accounting firm to be agreed on by the parties (or, failing agreement within five working days, chosen by the President for the time being of the Auckland branch of the New Zealand Institute of Chartered Accountants or nominee) (‘Independent Accountant’).

b
The Independent Accountant will be engaged by the parties jointly. The Independent Accountant shall act as an expert and not as an arbitrator, and accordingly the provisions of the Arbitration Act 1996 shall not apply or govern the resolution of any Working Capital Dispute by the Independent Accountant.

c	The matters in Working Capital Dispute must be referred to the Independent Accountant by written submissions of the Vendors and the Purchaser which must attach:
i	the Completion Working Capital Statement (together with any working papers);

ii	the Working Capital Dispute Notice;

iii	a written response from the Vendors to the Working Capital Dispute Notice; and

iv	an extract of the relevant provisions of this Agreement.
d
Each party shall be entitled to make one submission in writing to the Independent Accountant (‘Party Submission’), which must be delivered within ten working days after the date of appointment of the Independent Accountant, and shall be entitled to make one reply in writing to the Party Submission of the other party, which reply must be delivered within five working days of the delivery of that Party Submission. Neither party shall be entitled to make any further submission or reply unless the Independent Accountant requests both parties to provide a submission or reply, and neither party shall be entitled to make any submission except in writing.

e
The Independent Accountant will be instructed to, as soon as practicable, and where reasonably possible within ten working days of receipt by the Independent Accountant of all the Party Submissions, to determine all Working Capital Disputes and conclude the form of the Completion Working Capital Statement. In so doing, the Independent Accountant shall apply the principles for preparation of the Completion Working Capital Statement set out in clause 5.2.

f
The Vendors and the Purchaser must promptly supply the Independent Accountant with any information, assistance and co-operation requested in writing by the Independent Accountant in connection with its determination. All correspondence between the Independent Accountant and a party must be copied to the other party.

g
The determination of the Independent Accountant pursuant to clause 5.6e will be conclusive and binding on the parties, and will not be subject to further review, challenge or adjustment by either party except in the case of manifest error.

h	The costs and expenses of the Independent Accountant will:
i	where any Working Capital Dispute Notice is upheld, be paid by the Vendors;
ii	where any Working Capital Dispute Notice is rejected, be paid for by the Purchaser.
5.7	Completion Working Capital Statement complete
The Completion Working Capital Statement will be deemed to be complete, conclusive and binding on the parties, and will not be subject to further review, challenge or adjustment by either party:
a	If no Working Capital Dispute Notice is submitted within the time period referred to in clause 5.5a, on the expiry of that period; or
b	If a Working Capital Dispute Notice is submitted within the time period referred to in clause 5.5a, then on the sooner of:
i	the Vendors and the Purchaser resolving the relevant Working Capital Dispute(s) the subject of the Working Capital Dispute Notice by agreement; or
ii	the Independent Accountant delivering to the Purchaser and the Vendors its determination pursuant to clauses 5.6e and 5.6g.

5.8	Adjustment payments
On the Adjustment Date:
a	if the amount of the Working Capital as disclosed in the Completion Working Capital Statement exceeds $7,000,000, then the Purchaser will pay the amount of the excess to the Vendors; or
b	if the amount of the Working Capital as disclosed in the Completion Working Capital Statement is less than $7,000,000, then the Vendors will refund the amount of such shortfall to the Purchaser.
A payment made by the Vendors under this clause is to be treated as a reduction in the Purchase Price and a payment made by the Purchaser under this clause is to be treated as an increase in the Purchase Price.
5.9	Interest on Adjustment Payments
The party making any payment on the Adjustment Date under clause 5.8 shall, in addition to such sum due, make payment of interest on such sum due at the Interest Rate from the Completion Date until the date such sum is actually paid.
6	Earn-Out adjustment
6.1	Preparation of Earn-out Accounts
As soon as practicable following the expiry of the Earn-Out Period, but in any event not later than 30 working days following the expiry of the Earn-Out Period, the Purchaser must procure the preparation of the Earn-Out Accounts to determine the value of the EBITDA of the Group over the Earn-Out Period, and whether any additional Purchase Price is payable to the Vendors pursuant to clause 6.9.
6.2	Basis of preparation
The Earn-Out Accounts will be prepared, and the EBITDA for the Earn-Out Period must be calculated, using the following principles and practices applied in the following order of priority:
a	taking into account each of the EBITDA inclusions, and specifically excluding each of the EBITDA exclusions, set out in Schedule 15 to this Agreement;
b	in accordance with the Accounting Policies and (to the extent not inconsistent) the Financial Statements;
c	on a basis consistent with the preparation of, and in the same format (including the same line items) as, the Target EBITDA Statement;
d	to the extent not inconsistent with the above, on a basis consistent with past practice of the Group in the period prior to the date of this Agreement; and
e	to the extent not inconsistent with the above, in accordance with NZGAAP.
6.3	Delivery of Completion Working Capital Statement
Once the Earn-Out Accounts have been prepared the Purchaser will deliver the Earn-Out Accounts to the Vendors for review.

6.4	Access to information to review draft Earn-Out Accounts
The Purchaser must ensure the Vendors and their representatives are allowed to examine all working papers, accounts and Records relating to the draft Earn-Out Accounts reasonably required by them for the purpose of reviewing and assessing the draft Earn-Out Accounts and the calculation of the EBITDA.
6.5	Earn-Out Dispute Notice
a
If the Vendors dispute or disagree with any aspect of the delivered Earn-Out Accounts, the Vendors must, not later than thirty working days after the date of delivery of the Earn-Out Accounts by the Purchaser to the Vendor, deliver to the Purchaser a written report (‘Earn-Out Dispute Notice’) setting out, to the extent the Vendors are able to:

i	full details of each of the matters in dispute or disagreement (‘Earn-Out Dispute’);
ii	a separate dollar value for each of those matters; and

iii	full details of the reasons why each of those matters is disputed.
b
During the fifteen working day period following the delivery of any Earn-Out Dispute Notice the Purchaser and the Vendors will themselves, and will procure that their respective advisors, consult in good faith with a view to resolving any Earn-Out Dispute.

6.6	Dealing with an Earn-Out Dispute Notice
If the Purchaser and the Vendors are unable (whether through their respective advisors or directly) to resolve any Earn-Out Dispute within fifteen working days (or such longer period as the parties agree) of the delivery of an Earn-Out Dispute Notice, either party may thereafter by notice in writing to the other party elect to have the Earn-Out Dispute resolved by an independent accounting firm and if so, the terms of clause 5.6 will apply with all references to ‘Working Capital Dispute’ changed to ‘Earn-Out Dispute’ and all references to ‘Working Capital Dispute Notice’ changed to ‘Earn-Out Dispute Notice’.
6.7	Earn-Out Accounts complete
The Earn-Out Accounts will be deemed to be complete, conclusive and binding on the parties, and will not be subject to further review, challenge or adjustment by either party:
a	If no Earn-Out Dispute Notice is submitted within the time period referred to in clause6.5a, on the expiry of that period; or
b	If an Earn-Out Dispute Notice is submitted within the time period referred to in clause 6.5a then on the sooner of:
i	the Vendors and the Purchaser resolving the relevant Earn-Out Dispute(s) the subject of the Earn-Out Dispute Notice by agreement; or
ii	the Independent Accountant delivering to the Purchaser and the Vendors its determination pursuant to clauses 6.6, 5.6e and 5.6g.

6.8	Calculation of Earn-Out Amount
a	The Earn-Out Accounts will include a calculation of the additional amount of Purchase Price to be paid by the Purchaser using the following formula:

X =	(A-B) (C-B)	x $1,500,000
Where:
X = the Earn-Out Amount, being the additional Purchase Price (if any) payable to the Vendors
A = EBITDA as disclosed in the Earn-Out Accounts
B = $3,500,000
C = $5,200,000
Subject to subclause 6.8b, in no event shall X exceed $1,500,000.
b
If A, as defined under subclause 6.8a above is greater than $5,200,000, then the Earn-Out Amount shall be the amount of $1,500,000 (calculated pursuant to subclause 6.8a) plus an additional 50 cents for every dollar of EBIDTA earned by the Company above $5,200,000 as disclosed in the Earn-Out Accounts (‘Additional Earn-Out’). In no event shall the Additional Earn-Out exceed $500,000.

c	Notwithstanding the rest of this clause 6.8, in no event shall the total Earn-Out Amount calculated pursuant to subclauses 6.8a and b exceed $2,000,000.
6.9	Payment of Earn-Out
On the Earn-Out Determination Date the Purchaser must pay to the Vendors the applicable Earn-Out Amount (if any) calculated in accordance with clause 6.8. A payment made by the Purchaser under this clause is to be treated as an increase in the Purchase Price.
6.10	Purchaser’s obligations following Completion
During the Earn-Out Period the Purchaser will not, without the written agreement of the Vendors, take any step or action, or omit to take any step or action, the substantial purpose or effect of which is intended to lead to or which may result in an artificial decrease in EBITDA.
7	Conduct of Business during the Interim Period
7.1	Ordinary Course of Business
Subject at all times to and without restricting the Vendors obligations under clause 8.2, throughout the Interim Period the Vendors must procure that the Business is carried on in its Ordinary Course of Business and, without limiting the generality of the foregoing, the Vendors must procure that, without the prior written consent of the Purchaser (not to be unreasonably withheld), none of the Group Companies:
a	enter into any major transaction (as defined in the Companies Act);

b	buy back, issue or redeem any shares, options or other securities;

c	make any change to its constitution;

d	grant any Encumbrance over any of the Assets other than (for the avoidance of doubt) the creation and issue of any performance bond by a Group Company in the Ordinary Course of its Business;
e
increase the salary or wage or vary the terms or conditions of employment of any Employee unless obligated to do so by law or under the terms of any Employee’s individual or collective employment contract;

f
do any act or make any omission which constitutes, and must do anything reasonably necessary to prevent, a material breach or default under any Lease or Business Contract or any other breach or default which entitles the counterparty to that Lease or Business Contract to terminate that Lease or Business Contract;

g	enter into any agreement for the purchase, disposal or lease of plant or equipment nor incur or commit to any item of capital expenditure with (in either case) a value in excess of $50,000;
h	licence, transfer, assign or otherwise dispose of any Intellectual Property;
i
terminate or vary in any material respect any Lease or Business Contract or enter into (or renew) any agreement or commitment which is not entered into in the Ordinary Course of Business or where the entry into of such agreement or commitment imposes a liability on the relevant Group Company in excess of $250,000;

j	employ any new employee with an annual remuneration package in excess of $100,000, or terminate the employment of any Employee except for the termination of any Employee’s employment for cause;
k	create or incur any liabilities or indebtedness (whether contingent or otherwise) except normal liabilities or indebtedness incurred in the Ordinary Course of Business;
l	pay or make any dividend or other distribution;
m
pay any fees or provide any benefit to any director other than salaries and other benefits payable to such directors as employees of the Company to the levels paid prior to execution of this Agreement and disclosed to the Purchaser;

n	sell, lease, license, abandon or otherwise dispose of any material assets except in the Ordinary Course of Business, it being acknowledged and agreed the Purchaser has consented to certain activities intended to be carried out by the Company during the Interim Period as outlined in a memorandum from Tony Wallace dated 3 May 2010 disclosed to the Purchaser in the Data Room.
7.2	Purchaser’s consent
Where the Vendors are required to seek the consent of the Purchaser to any of the matters set out in clause 7.1, such consent will not be unreasonably withheld or delayed and the Purchaser will use its best endeavours to provide a response to the Vendors as soon as reasonably possible, but not later than three working days after having first received such request from the Vendors. Where the Purchaser has not responded to the Vendors within three working days, the Purchaser will be deemed to have given its consent to such matter. The parties acknowledge for the purposes of this clause, all requests for consent of the Purchaser must be sent to Dennis F. McKenna and the Purchaser confirms Dennis F. McKenna has all necessary power and authority to act on behalf of the Purchaser in this respect.

7.3	Purchaser’s access/actions
Throughout the Interim Period the Vendors must:
a	allow the Purchaser and its representatives reasonable access during normal business hours to any of the Premises, the Employees and the Records;
b	promptly give to the Purchaser all information the Purchaser may reasonably require concerning the affairs of the Business;
c	promptly notify the Purchaser of any legal claims, proceedings or investigations which may occur, be threatened or commenced against any Group Company; and
d
without limiting the Vendors’ obligations under clauses 7.3a to 7.3c, procure that the Group Companies consult with the Purchaser whenever reasonably required by the Purchaser in relation to the management, operations and affairs of the Business, provided that in so doing the Purchaser will not unreasonably interfere with the day to day operation of the Business.
7.4	Return of information
If this Agreement is terminated, the Purchaser shall promptly return to the Vendors all written or recorded information relating to the Group and the Business which the Purchaser has obtained and thereafter each party:
a	shall maintain confidentiality in respect of all information provided by or on behalf of the other party prior to or following signing of this Agreement; and
b	shall not use any such information for any purpose or disclose any such information to any other person without the prior written consent of the party from whom the information was obtained, and the above covenants are in addition to and not in substitution for any covenants given by the Purchaser (or any related company of the Purchaser) pursuant to the Confidentiality Agreement.
8	Pre-Completion matters
8.1	Third party consents
The parties acknowledge and agree that:
a
The provisions of certain of the Leases and some of the Business Contracts deem a change in ownership of the Company or a change in control of the relevant Group Company to be an assignment of its interest in the relevant lease or contract and/or entitle the relevant counter party to exercise its rights of termination, unless the consent of the counter party is given to such change of ownership or control.

b	During the Interim Period, each of the parties will use their reasonable endeavours to obtain such consents provided however that nothing in this clause 8.1b will require any party to:
i
Make any payment to a counter party under any such Lease or Business Contract or to any other person so as to obtain such consent other than any payment required under the relevant Lease in connection with that consent;

ii
procure any guarantee in relation to any such Lease or Business Contract (except to the extent such Lease or Business Contract may (pursuant to its terms) require the assignee to provide any guarantee); or

iii	agree to any amendment, alteration or waiver of any Business Contract or Lease.
c
Subject to clause 4.4 in respect of Key Contracts only, should any consent not be forthcoming the Purchaser is not entitled to cancel this Agreement or seek any compensation from the Vendors, or otherwise claim any breach of this Agreement by the Vendors.

8.2	Current Account Balances
On or prior to Completion the Vendors will take such steps as are reasonably necessary to capitalise the Current Account Balances by the issue of further ordinary shares by the Company to the Vendors equal to the amount of the Current Account Balances.
8.3	External Third Party Debt
The Purchaser acknowledges that, subject to the consent of Westpac New Zealand Limited being forthcoming on terms reasonably acceptable to the parties, all External Third Party Debt shall remain in place at the Completion Date and will thereafter remain the obligation of the Group Companies and the Purchaser, provided that:
a
the Wallaces are fully released from all guarantees, indemnities and other similar obligations they may have given as at the Completion Date to Westpac New Zealand Limited in respect of the External Third Party Debt; and

b
if consent of Westpac New Zealand Limited is not able to be obtained in a form reasonably acceptable to the parties, and/or the required releases are not forthcoming, then all External Third Party Debt must be repaid by the Purchaser simultaneous with or prior to Completion.

8.4	Repayment of Debt
The Vendors shall ensure that:
a
all amounts owed by the Vendors, Electropar Africa (Proprietary) Limited, the Restrained Parties or their Related Parties (if any) to any Group Company have been repaid in full on or prior to the Completion Date; and

b
all amounts owed by any Group Company to the Vendors, Electropar Africa (Proprietary) Limited, the Restrained Parties or their Related Parties (if any) have been repaid in full on or prior to the Completion Date, or in the case of the Current Account Balances have been capitalised in accordance with clause 8.2, excluding any amounts owed in the Ordinary Course of Business to the Murray Wallace Trust or GLT Properties Limited, which amounts will be paid in accordance with the arrangements in place between those persons and the relevant Group Company or Group Companies and excluding any amounts owed to the Wallaces pursuant to the QDS Agreement which amounts will be paid in accordance with the QDS Agreement.

8.5	Release of Guarantees
a
The Vendors and the Purchaser will respectively use their best endeavours to obtain a release of the Vendors, or the Wallaces, from all guarantees, indemnities and other similar obligations which any Vendor or Wallace may have given at or at any time prior to the Completion Date in respect of the obligations of the Group. In so doing, the Purchaser acknowledges that it may be obliged to, and will if required, arrange or provide satisfactory alternative security.

b
If a release cannot be obtained, the Purchaser will thereafter irrevocably and unconditionally indemnify the Vendors and each of the Wallaces against all liability arising in respect of the period after the Completion Date under any guarantee, indemnity or other obligation in respect of which a release cannot be obtained.

The parties agree that the acknowledgements and agreements given in this clause 8.5 are promises which confer, and are intended to confer, a benefit upon each of the Wallaces (as well as the Vendors) and accordingly the provisions of the Contracts (Privity) Act 1982 shall apply, and such promises will be enforceable by the Wallaces directly against the Purchaser.
9	Completion
9.1	Day and place
Completion must take place prior to 4 pm on the Completion Date at the offices of the Vendors’ Solicitor.
9.2	Transfer
On the Completion Date, the Vendors must:
a	deliver to the Purchaser:
i	transfers of the Shares to the Purchaser duly executed by each of the Vendors and in registrable form;
ii	the share certificates for the Shares or a certificate by a director of the Company that no certificates have been issued for the Shares;
iii
an original resolution of the directors of the Company approving the transfer of the Shares to the Purchaser and directing that upon receipt of such share transfer the name of the Purchaser be entered in the register of members of the Company;

iv
original resolutions of the directors of each Group Company revoking all mandates to bankers and giving authority in favour of the persons nominated by the Purchaser by notice in writing to the Vendors not later than five working days prior to Completion to operate the bank accounts of the relevant Group Company;

v	the written resignations of the directors of each Group Company and an acknowledgement from each of them that none of them has any claim against that Group Company on any account whatsoever;
vi
an original resolution of the shareholders of the Company and of each Group Company appointing such persons to be the directors of the Company and relevant Group Company from Completion as are nominated by the Purchaser by notice in writing to the Vendors not later than five working days prior to Completion;

vii	reasonable evidence that the Vendors have satisfied their obligations pursuant to clause 8.2;
viii	unconditional releases of all Encumbrances over the Shares and/or the Assets;
ix	evidence of such consents (as are available at Completion) given in accordance with clause 8.1 by the landlord(s) of the Premises or any counter party to a Business Contract;
x	executed forms of the deeds of covenant as provided for in clause 14.6;
xi	reasonable evidence that, in relation to Electropar Africa (Proprietary) Limited (‘Electropar Africa’):
A	the Company has completed a transfer of its shares in Electropar Africa to any person other than a Group Company;
B	Electropar Africa has changed its company name to a name that does not include ‘Electropar’; and
C	the Wallaces have resigned as directors of Electropar Africa;
xii
reasonable evidence that Electropar Pte. Limited (company number 201004704N) (“Electropar Singapore”) has been wound up or that all steps necessary to wind up Electropar Singapore have been taken, and that all of the assets of Electropar Singapore, including, without limitation:

A
all Intellectual Property (including, without limitation, technical data, information and know-how) concerning the drawing, design, manufacturing procedure, installation and use of the “Quick Disconnect” device described in Schedule 1 to the QDS Agreement; and

B	New Zealand patent application no. 583865,
has been transferred to the Company;
xiii	two copies of Cameron’s Employment Agreement signed by Cameron Lachlan Wallace;
xiv	two copies of the Retention Agreement duly signed by the Vendors and the Vendors’ Solicitor;

xv	two copies of the QDS Agreement duly signed by the Wallaces;
xvi	two copies of the employment agreement for Grant Lachlan Wallace, in the form set out in Schedule 14 to this Agreement, signed by Grant Lachlan Wallace;
xvii	two copies of the employment agreement for Tony Lachlan Wallace, in the form set out in Schedule 14 to this Agreement, signed by Tony Lachlan Wallace.
b
cause to be delivered into the control of the new directors of the Company appointed under the resolution referred to in clause 9.2avi the share register, minute books, all books of account and all other Records of and relating to each Group Company as are available, provided that ‘delivery’ of such items shall be deemed to be satisfied by leaving such items at the relevant Group Company’s registered office.

9.3	Vendors’ access to records following Completion
Following Completion, the Purchaser shall allow the Vendors and the Vendors’ employees and advisors such access to the Records as shall be reasonably required by the Vendors to allow the Vendors or their employees or advisors to complete taxation returns, to comply with other statutory obligations, to defend third party claims and to exercise rights pursuant to this Agreement, and for such purpose the Purchaser agrees to preserve all the Records for a period of at least 6 years following Completion.
9.4	Purchaser’s obligations
In addition to its obligations under clause 3.2b, the Purchaser will deliver to the Vendors on the Completion Date:
i	two copies of the Retention Agreement duly signed by the Purchaser;

ii	a copy of Cameron’s Employment Agreement duly signed by the Company;

iii	two copies of the QDS Agreement duly signed by the Company.
iv	a copy of the employment agreement for Grant Lachlan Wallace, in the form set out in Schedule 14 to this Agreement, signed by the Company; and
v	a copy of the employment agreement for Tony Lachlan Wallace, in the form set out in Schedule 14 to this Agreement, signed by the Company.
9.5	Completion simultaneous
The actions to take place specified in clauses 3, 9.2 and 9.4 must take place on the same day. If one action does not take place on the Completion Date, then without prejudice to any rights available to any party as a consequence:
a	there is no obligation on any party to undertake or perform any of the other actions;
b	to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and
c
the Vendors and the Purchaser must each return to the other all documents delivered to it under clause 9.2 and 9.4 and must each repay to the other all payments received under clause 3, without prejudice to any other rights any party may have in respect of that failure.

10	Warranties
10.1	Vendors Warranties
The Vendors hereby give the Warranties and will (subject to any matter specific in the Warranties to the contrary) be deemed to repeat those Warranties again on the Completion Date.
10.2	Separate and independent
Each of the Warranties are separate and independent and except as expressly provided, will not be limited by reference to any other paragraph or anything in this Agreement and will continue to subsist notwithstanding Completion.
10.3	Breach
If it should become apparent at any time prior to or at Completion that there has been a breach of any Warranty or any other term of this Agreement by the Vendors then:
a
if such breach of Warranty or breach of this Agreement is Significant, then the Purchaser may cancel this Agreement by notice in writing to the Vendors prior to or at Completion and upon such cancellation the Vendors shall refund to the Purchaser the Deposit and any other moneys paid on account of the Purchase Price, and thereafter this Agreement shall (except for the Surviving Clauses) be of no further force or effect, the parties will be released from their respective obligations under it and except as expressed or implied in this Agreement no party will have any claim against any other party arising under or in connection with this Agreement;

b
if such breach of Warranty or breach of this Agreement is not Significant, or the Purchaser does not give notice of termination in accordance with clause 10.3a prior to or at the time for Completion, then the Purchaser shall not be entitled to cancel this Agreement or withhold any amount due on Completion, but must proceed to Completion without prejudice to any other right or remedy available to the Purchaser arising under this Agreement.

10.4	Disclosed information
The Warranties (other than the Tax Warranties) are given subject to, and the Vendors are not liable to make any payment for any Warranty Claim (other than in respect of the Tax Warranties), to the extent of:
a	any exception, qualification, information, fact, matter, liability or thing fairly disclosed in the Disclosed Information; and
b	any matter or thing done, or omitted to be done, in accordance with any provision of this Agreement, or at the request in writing or with the approval in writing of the Purchaser.

10.5	Exclusions from Warranty Claims
No fact, event or circumstance will give rise to, and the Vendors are not liable to make any payment for, a Warranty Claim (other than in respect of the Tax Warranties), to the extent the relevant facts, events or circumstances:
a	are expressly provided for under the terms of this Agreement;
b
arise because of a change or changes in any law or accounting policies, or the introduction of any new law or accounting policies, after the date of this Agreement, or the withdrawal or change of any law or administrative practice of any governmental agency, including any law or change to a law which takes effect retrospectively, or the imposition of any Tax not imposed, or the increase in any Tax imposed, as at the date of this Agreement;

c	are made good or have been made good without cost, loss or liability to the Purchaser or any Group Company;
d	would not have arisen but for:
i
a breach of law or contract, or commission of a tort by the Purchaser or (after Completion) any Group Company which is not caused by any act or omission by or on behalf of any Vendor (which shall include, without limitation, the breach of any Warranty) or by or on behalf of any Group Company prior to Completion;

ii	any other obligation or commitment entered into by or on behalf of the Purchaser or any related company of the Purchaser (including any Group Company) after Completion; or
iii	the Purchaser or any related company of the Purchaser (including any Group Company) after Completion admitting liability in respect thereof other than in accordance with clause 10.9;
e
relate to or are connected with any future or prospective financial information, forecasts, estimates or projections in respect of which, notwithstanding any term of this Agreement, the Vendors make no warranty or representation (whether as to reasonableness, accuracy, completeness or otherwise) or accept any liability whatsoever, whether in respect of any Warranty Claim or for any other loss, claim or damage whatsoever and whether under or in respect of any matter arising from this Agreement or otherwise in relation to the sale of the Shares to the Purchaser;

f
result in a savings in Tax to the Purchaser or any Group Company (“Tax Saving”), but where the Group is unable to utilise the Tax Saving in the income year in which the claim is made, the value of such Tax Savings is to be calculated on a net present value basis applying the following assumptions that (i) the relevant rate of Tax referable to the Tax Saving will be that applying at the date of the claim, unless a new rate of Tax has been enacted or announced, in which case that new rate will apply; (ii) the discount rate will be 5% per annum; and (iii) each item of the Tax Saving is deemed to have arisen six months following the first day of each relevant period in which the Tax Saving is predicted by the Purchaser to arise; or

g	relate to any liability, loss, claim or damage in respect of which there is a specific provision or reserve for that amount in the Completion Working Capital Statement.

10.6	Time Limits on Claims
The Vendors will have no obligation or liability to the Purchaser or any other person whatsoever in respect of any Warranty Claim, or for any other loss, claim or damage whatsoever under or in respect of any matter arising from this Agreement or otherwise in relation to the sale of the Shares to the Purchaser (other than in respect of the Tax Indemnity and Tax Warranties in respect of which clause 11.3 applies, and any breach of clause 14), unless:
a
written notice of the relevant Warranty Claim or other claim under or in respect of any matter arising from this Agreement or the sale of the Shares setting out specific details of the relevant claim is received by the Vendors not later than 24 months after the Completion Date; and

b
the Purchaser has notified the Vendors of the relevant Warranty Claim or other claim (including giving reasonable details of the nature of the relevant claim) as soon as reasonably practicable after the Purchaser becomes aware that a matter, information, event or circumstance is reasonably likely to give rise to such a claim, and in any event not more than 40 working days after the Purchaser becomes aware that the matter, information, event or circumstance is reasonably likely to give rise to such a claim. If the Purchaser does not comply with this obligation, the Vendors will not be liable to the Purchaser to the extent that such failure increases the amount of the claim or the Vendors’ liability in respect of the claim.

Notwithstanding any other provision of this Agreement, and to the fullest extent permitted by law, the Vendors are not liable under any Warranty Claim or other claim under or in respect of any matter arising from this Agreement or the sale of the Shares (other than in respect of the Tax Indemnity and Tax Warranties in respect of which clause 11.3 applies, and any breach of clause 14), unless, within 12 months of the date the Vendors are notified of the relevant Warranty Claim or other claim in accordance with clause 10.6a either:
i	the Purchaser has issued or served legal proceedings against the Vendors in respect of the Warranty Claim or other relevant claim; or
ii	the Warranty Claim or other relevant claim has been agreed, compromised or settled or the Vendors have assumed conduct of a Third Party Claim under clause 10.9 in connection with the relevant claim.
10.7	Dollar Thresholds on Claims
The Vendors will have no obligation or liability to the Purchaser or any other person whatsoever in respect of any Warranty Claim (other than in respect of the Tax Warranties), unless:
a	the resultant loss to the Purchaser in respect of the Warranty Claim exceeds $30,000; and
b
the total of all qualifying Warranty Claims exceeds $300,000 but, for the avoidance of doubt, if such amount is exceeded the Vendors’ liability will (subject at all times to clause 18) be for the total amount of the relevant claims and will not be limited to the excess over $300,000 provided for in this clause.

In calculating whether such thresholds are reached any associated claims for interest, goods and services tax and legal and other professional costs and expenses should be excluded.

10.8	Aggregate maximum liability
Notwithstanding any other provision of this Agreement, but subject at all times to clause 18, the Vendors’ total aggregate liability in respect of:
a
all Warranty Claims (other than in respect of the Tax Warranties and the Title and Authorisation Warranties) and for any other loss, claim or damage whatsoever and whether under or in respect of any matter arising from this Agreement or the sale of the Shares (other than in respect of the Tax Indemnity and any breach of clause 2.1, 2.2, 8.4, 14 or 15) will be limited to an aggregate maximum sum equivalent to $5,000,000; and

b	all claims to which clause 10.8a does not apply will be limited to an aggregate maximum sum equivalent to the Purchase Price, provided that, at no such time shall the Vendors’ total aggregate liability to the Purchaser in respect of (and subject to the individual claim limits set out within) clauses 10.8a. and 10.8b. ever exceed the Purchase Price.
10.9	Third Party Claims
The parties agree and acknowledge that:
a
Subject to clause 11.7 which will prevail in relation to any Tax Claim, should any event occur or any claim arise against the Purchaser or any Group Company in respect of which the Purchaser may seek to make a Warranty Claim against the Vendors or in respect of which the Purchaser may seek to make any other claim against the Vendors and which relates to a claim by, or a liability to, any third party (‘Third Party Claim’) the following provisions will apply:

i
the Purchaser must promptly give notice to the Vendors of such matter (including reasonable details thereof) and the Purchaser must not itself, and will procure that no Group Company shall, make any payment or admission of any liability in respect of the Third Party Claim, or take any other steps which may in any way prejudice the defence of the Third Party Claim, without the prior written consent of the Vendors;

ii
the Vendors may, at their option, in the name of the Purchaser or the relevant Group Company, but in full consultation at all times with the Purchaser so that the reputation of the Purchaser and the relevant Group Company are not unreasonably harmed, prosecute or defend any proceedings relating to any such liability or claim and for such purpose the Purchaser will at the Vendors’ cost (except in relation to costs of making employees available for short intervals which does not unduly interfere with their normal employee responsibilities, which will be met by the Group) provide reasonable assistance to the Vendors in respect of such proceedings including making available to the Vendors all such information, books and Records and employees as the Vendors may reasonably require for the purposes of such proceedings.

b
If the Vendors or the Purchaser and/or the relevant Group Company is wholly successful in defending the proceedings, the reasonable costs of the defence shall be borne by the Purchaser and/or the relevant Group Company.

c	If the Vendors or the Purchaser and/or the relevant Group Company is not wholly successful in defending the proceedings, the costs of the defence shall be borne entirely by the Vendors.
d
Where the Vendors are liable for the costs of the defence and have paid all amounts required to be paid to the Purchaser in respect of such defence, then any costs or other judgment proceeds in favour of the Purchaser, any Group Company or the Vendors in relation to the Third Party Claim are immediately payable to the Vendors without withholding or deduction (except as required by law in respect of any amount of interest payable) and to the extent of the Vendors’ aggregate liability for those costs and in respect of that claim. In all other circumstances such costs or other proceeds may be retained by, and shall be payable to, the Purchaser or the relevant Group Company.

10.10	Assignment of cause of action
a
If any payment has been made by the Vendors to the Purchaser or any Group Company in respect of any Third Party Claim or otherwise pursuant to this Agreement, the Purchaser and/or the Group Company concerned will (at the request of the Vendors, and the Purchaser agrees to procure any Group Company to comply with such request) assign to the Vendors (or nominee) or otherwise hold in trust for it to the extent of such payment, the relevant benefit or part thereof of any debt, claim, cause of action, rights or other matter (if capable of assignment) in respect of which the payment has been made.

b
If the rights to the claim against the third party cannot be assigned to the Vendors (or nominee), the Purchaser shall (at the request of the Vendors) comply, and cause any Group Company to comply, with all reasonable directions of the Vendors (or nominee) in pursuing such claim, provided that the Vendors shall indemnify the Purchaser and the Group Company against all reasonable costs, charges, liabilities and expenses (except in relation to costs of making employees available for short intervals which does not unduly interfere with their normal employee responsibilities, which will be met by the Group) that they may incur as a result of their complying with the Vendors’ (or nominee’s) directions.

10.11	Reimbursement for amounts recovered
a
If, in respect of any matter which would give rise to a breach of Warranty or any other claim under this Agreement in excess of $100,000, any Group Company is entitled to claim under any policy of insurance of that Group Company, the Purchaser shall use, and will procure that each Group Company uses, its reasonable endeavours to recover all such claims from the insurers of the applicable Group Company.

b
The Purchaser will reimburse the Vendors in cash for amounts paid by the Vendors to the Purchaser or any Group Company in respect of any claim, action or proceeding taken by the Purchaser in relation to this Agreement, whether in relation to a Warranty Claim or otherwise, to the extent to which the same is recovered by the Purchaser or any Group Company from any third party, provided that the Purchaser and the Company shall be entitled to first deduct from such amount its reasonable costs and expenses in pursuing any such claim, action or proceeding against any third party.

10.12	Duty to mitigate
The Purchaser acknowledges that it has a common law duty to mitigate any loss in respect of any Warranty Claim (or any other claim, action or proceeding under or in respect of this Agreement) and will take, and will procure that each Group Company takes, all such steps as are reasonable to fulfil that common law duty.
10.13	Payment of Warranty Claims
A payment made by the Vendors for any breach of Warranty, or in respect of any other breach of this Agreement, is to be treated as a reduction in the Purchase Price.
10.14	No double claim
The Purchaser must not recover more than once in respect of any one loss under this Agreement.
10.15	Purchaser Warranties
The Purchaser hereby warrants to the Vendors that:
a	The Purchaser has full power and authority to enter into this Agreement and (subject to satisfaction of the Conditions) to carry out the transactions provided for in this Agreement.
b	The execution, delivery and performance of this Agreement and the confirmation of these transactions by the Purchaser has been duly authorised.
c	This Agreement has been duly executed by the Purchaser and is valid and binding upon the Purchaser.
d	Neither the entry into this Agreement, nor the exercise of any right or the performance of any obligation under it will:
i	contravene any law to which the Purchaser is subject;
ii	conflict with, or result in the breach of, any agreement, arrangement, obligation or duty to which the Purchaser is party, or by which the Purchaser may be bound; or
iii	breach any of the documents constituting the Purchaser or cause any limitation on any of the Purchaser’s powers.
e
The Purchaser has obtained or will by Completion have obtained (as the case may be) all requisite or necessary clearances, authorisations or consents from such regulatory authorities as may be necessary, whether in New Zealand or overseas, for the entry into this Agreement and Completion.

f	The Purchaser is not insolvent or unable to pay its debts as they fall due and will not become so as a result of entry into this Agreement or performance of its obligations under this Agreement.

10.16	No reliance on matters outside of Agreement
The Purchaser acknowledges and warrants to the Vendors that, except for the Warranties expressly provided for in this Agreement:
a
It enters into this Agreement solely as a result of, and it relies solely upon, its own judgment, due diligence, inquiries, advice and knowledge concerning the Business, each Group Company and the Shares.

b
None of the Vendors, any associated person of the Vendors nor any of their respective advisers, employees, officers or agents has given, or will give, any representation or warranty as to the future prospects of, or any forecast information in relation to, the Group or the Business, and the Purchaser has not relied upon any such information.

c
It has not relied on any statement, representation or warranty, whether express or implied, made by or on behalf of the Vendors, any associated person of the Vendors or any of their respective advisers, employees, officers or agents, or arising from any conduct by or on behalf of the Vendors, any associated persons of the Vendors or any of their respective advisers, employees, officers or agents, which is not set out in this Agreement.

d
It accepts that none of the Vendors, any associated persons of the Vendors, or any of their respective advisers, employees, officers or agents has made or will at any time make any representation or give any warranty (whether express or implied) as to the accuracy, content, completeness, value or otherwise of, or have or accept any liability (whether arising in contract, tort or by operation of law) in respect of any information whatsoever provided or available to or used by the Purchaser or its employees, agents or advisers in connection with the Business or the transactions evidenced by this Agreement and the Purchaser irrevocably waives any claim against it in relation to such information.

e
References in this and the previous sub-clauses to ‘advisers’ include Kensington Swan and Westpac Corporate Finance and the acknowledgements, waivers and agreements given in this clause 10.16 are promises which confer, and are intended to confer, a benefit upon and to be enforceable by, the respective advisers, employees, officers or agents of the Vendors and associated persons for the purposes of the Contracts (Privity) Act 1982.

10.17 Remedies for breach of the Warranties
Subject to clause 10.3a, the Purchaser acknowledges that its sole remedy for a breach of the Warranties is damages.
11	Tax indemnity
11.1	Tax
Subject to clause 10.8b and the remaining provisions of this clause 11, the Vendors hereby indemnify and will keep indemnified the Purchaser and each Group Company from and against any Tax Claim assessed against any Group Company, including as a result of a breach of a Tax Warranty, to the extent such liability arises wholly or partly (in which case the Vendors’ liability is limited to that part only) in relation to any period or part period ending on or before the Completion Date (except where such Tax Claim arises as a result of the winding up of Electropar Singapore or the transfer of Electropar Singapore’s assets to the Company, in which case the Tax liability giving rise to the Tax Claim may arise at any time), including without limitation where the Tax liability arises because of the denial of any Relief.

11.2	Reduction of Purchase Price
Any payment required to be made by the Vendors to the Purchaser or any Group Company pursuant to clause 11.1 (including in respect of any breach of a Tax Warranty):
a
must, where it relates to a liability for Tax, be made at least three working days prior to the last day on which payment of such Tax may be made by the Purchaser or the relevant Group Company without incurring any liability for any penalty or interest;

b	where clause 11.2a. does not apply, must be paid no later than ten working days after notice of demand in writing is made by the Purchaser or the relevant Group Company on the Vendors; and
c	when made will be deemed to constitute a refund of and reduction in the Purchase Price.
11.3	Time limit
Written notice of any claims under this clause 11 must be made no later than 31 March 2016 except where the relevant claim arises from a Taxation return made by a Group Company before the Completion Date being fraudulent or wilfully misleading or omitting all mention of income which is of a particular nature or derived from a particular source. The Vendors will have no liability or responsibility whatsoever in respect of any claims under this clause 11, including for any Tax Claim or as a result of a breach of a Tax Warranty, made after this time.
11.4	Limitation on liability for tax
The liability of the Vendors for claims under this clause 11, or for breach of any Tax Warranty, will not extend to any Tax Claim or any other claim under this Agreement to the extent that:
a	such an amount has already been provided for or reserved against in the Completion Working Capital Statement (‘Provision or Reserve’);
b
the Provision or Reserve in respect of such an amount is insufficient only by reason of any change in a statutory provision, including an increase in rates of Taxation made after the date of the Completion Working Capital Statement;

c	the liability for Tax has arisen from the disposal of assets after the Completion Date under section CG 1 of the Income Tax Act 2007 (or similar provision for Australian tax purposes);
d
the liability for the Tax has been incurred as a result of any change in accountancy, reporting or filing procedures adopted by the Purchaser or any Group Company after the Completion Date without the written consent of the Vendors in each case unless the change is required by New Zealand law;

e
which would not have arisen, or would have been reduced, but for a failure or omission on the part of the Purchaser or any Group Company after Completion to make a claim or election to give any notice or take any other action that was notified in writing to the Purchaser by the Vendors within two months of the Completion Date;

f	any Relief is available to the Purchaser or any Group Company in relation to any period ending before the Completion Date that is able to alleviate or reduce the particular liability for Tax;
g
an increased liability for Tax in one period is or will be offset by a reduced liability for Tax in another period, but the Vendors will reimburse the Purchaser or the relevant Group Company for the after tax cost of any interest, penalties and fines incurred by the Purchaser or relevant Group Company which would not have been incurred if the particular liability had not occurred in the first period;

h
the Purchaser or any relevant Group Company, without the written consent of the Vendors, amends or requests an amendment to any Tax return filed by the Group prior to the Completion Date or to any Tax return agreed between the parties and filed pursuant to clause 11.6, unless the change is required by New Zealand law;

i
the Purchaser or any Group Company, without the written consent of the Vendors, has made a payment (except as required by law) or admission of liability in respect of any Tax Claim or any other claim under this Agreement in relation to Tax; or

j
where the liability arises from the Purchaser or (post Completion) any Group Company making a voluntary disclosure to any Tax Agency of an amount of Tax for which the Vendor would otherwise have to indemnify the Purchaser under clause 11.1, without the prior written consent of the Vendor, which consent will not be unreasonably withheld.

11.5	Tax indemnity is for net position
a
The Vendors’ aggregate liability under clause 11.1 is limited to the net, overall liability for Tax incurred by the relevant Group Company, or the net, overall loss of Relief suffered by the relevant Group Company after taking into account any reduction in liability for Tax or increase in Relief, whether arising from any Tax Claim or not, and whether the actual reduction in liability or increase in Relief occurs before the event giving rise to the Tax Claim.

b
If, during the period during which the Purchaser is entitled to make any claim under the Tax Indemnity, the Group has reductions in its liability for Tax or increases in Relief with the result that it proves to have overpaid Tax, any such reductions or increases will be taken into account in determining the net liability (if any) of the Vendors.

c
For purposes of clause 11.5a, where a Group Company is unable to utilise the reduction in liability for Tax or increase in Relief in the income year in which the claim is made, such reduction in liability for Tax or increase in Relief shall be reduced on a net present value basis, such value to be calculated on the assumptions that (i) the relevant rate of Tax referable to the reduction in liability for Tax or increase in Relief will be that applying at the date of the claim, unless a new rate of Tax has been enacted or announced, in which case that new rate will apply; (ii) the discount rate will be 5% per annum; and (iii) each item of the reduction in liability for Tax or increase in Relief is deemed to have arisen six months following the first day of each relevant period in which the reduction in liability for Tax or increase in Relief is predicted by the Purchaser to arise.

d
If the Vendors have paid any amounts under the Tax Indemnity and, by 31 March 2016, the Group has had reductions in its Tax liability or increases in Relief for any period ending on or before the Completion Date which have not previously been taken into account in this clause 11.5, the Purchaser will immediately repay to the Vendors an amount equal to the lesser of:

i	the aggregate of such unaccounted for reductions in liability and/or increases in Relief; and
ii	the total amounts paid by the Vendors (if any) under clause 11.1.
11.6	Returns for the year end
a	The Vendors will prepare, sign and file an income Tax return for the Company for the financial year ended 31 March 2010 on or before the Completion Date.
b	The Purchaser must procure that:
i	the Company prepares, signs and files an income Tax return for the financial year within which the Completion Date falls; and
ii	Electropar Pty Ltd prepares, signs and files an income Tax return for the financial year ended 30 June 2010 and also for the income year within which the Completion Date falls.
Such Tax returns must be filed in time to meet each Group Company’s obligations under the relevant Tax laws. The Purchaser must further procure that each Group Company consults and agrees with the Vendors any variations in the information in the Tax returns specified at sub clause b that would give rise to any change in the liability for Tax from that shown in the Completion Working Capital Statement. The Purchaser shall procure that the relevant Group Company takes into account reasonable comments of the Vendors in relation to any such Tax returns, prior to finalising and filing that Tax Return. Costs of the Group’s tax advisors will be met by the Group.
11.7	Notice of taxation claims
If the Purchaser or any Group Company receives a Tax Claim which may give rise to a claim under the Tax Indemnity against the Vendors or the breach of a Tax Warranty, the Purchaser will give notice of that Tax Claim, breach of Tax Warranty or other claim to the Vendors promptly but not later than 20 working days after receiving notice of the Tax Claim. If the Purchaser does not comply with this obligation, the Vendors will not be liable to the Purchaser to the extent that such failure increases the amount of the claim or the Vendors’ liability in respect of the claim. For the purpose of this clause the Purchaser or a Group Company will receive notice of a Tax Claim on the date of receipt by it of a notice or advice from a relevant Tax Agency, in either case in writing, which imposes an obligation on the Company to pay Tax in relation to a period ending on or before the Completion Date.

11.8	No admission
Subject to clause 11.12, the Purchaser will ensure that no payment (except to the extent required by law) or admission of liability in respect of the Tax Claim is made or other steps are taken which may in any way prejudice any challenge or defence to that Tax Claim without the prior written consent of the Vendors which consent shall not be unreasonably withheld or delayed.
11.9	Dispute of Tax Claims
Subject to 11.12, the Purchaser shall permit the Vendors (at the Vendors’ cost) to take such steps as the Vendors (in their sole discretion) consider fit (including the appointment of any legal or other advisor), in the name of the relevant Group Company or the Purchaser, to challenge or defend any Tax Claim in any court or tribunal, or otherwise and to enter into negotiations, discussions or dealings with the Inland Revenue Department (or any other Tax Agency) relating to the Tax Claim.
11.10	Successful challenge
If any challenge or appeal taken by the Vendors (in respect of which the Purchaser has previously received a payment under clause 11.1) is ultimately successful in whole or in part, and the Purchaser or the relevant Group Company receives any Tax credit or refund in respect of a period ending on or before the Completion Date, the Purchaser or the relevant Group Company will promptly pay to the Vendors (to the extent that it does not exceed that amount previously paid by the Vendors) an amount equal to the amount of that Tax credit or refund together with any interest (net of Tax) which the Purchaser or the Group Company has received on such Tax credit or refund.
11.11	Consultation
The Vendors will consult with the Purchaser and its professional advisers in relation to the conduct and progress of all such Tax Claims and will keep the Purchaser and its professional advisers fully informed of the progress of disputes procedures and court procedures and provide the Purchaser with copies of relevant documents. The Vendors will, following consultation, take into account all reasonable concerns and issues raised by the Purchaser in all action that is taken by the Vendors following such consultation.
11.12	Expenses
All reasonable third party costs and expenses which are properly incurred by the Purchaser or the Group Company in connection with any objection, challenge or appeal on a Tax Claim taken by the Vendors pursuant to clause 11.9 (except in relation to costs of making employees available for short intervals which does not unduly interfere with their normal employee responsibilities, which will be met by the Group) will be paid by the Vendors, provided any individual costs or expenses that are expected to exceed $5,000 are first approved in writing by the Vendors.
11.13	Information
The Vendors may by notice request, and the Purchaser shall not later than fifteen working days after it receives such notice provide, access to any additional information (including records or documents) which in the reasonable opinion of the parties is necessary or desirable to enable the Vendors to determine the appropriateness of any payment it may be required to make or receive under this clause 11, or which information the Vendors may require in the dispute or defence of any Tax Claim pursuant to, or otherwise to pursue any rights available to it under, this clause 11.

12	Risk
12.1	Damage prior to Completion
In the event that prior to Completion any of the Premises, Fixed Assets or Inventory are destroyed or damaged and such destruction or damage has not been made good in all material respects by repair or replacement by the Completion Date, then:
a	if the destruction or damage is on the Completion Date sufficient to result in:
i	a loss in the value of the Fixed Assets and Inventory which is Significant; or
ii	a loss or damage to the Premises resulting in a material impact on the Purchaser’s ability to operate the Business following Completion in the Ordinary Course of Business, then the Purchaser may cancel this Agreement by notice in writing to the Vendors whereupon the Purchaser will be entitled to the return of the Deposit and any other moneys paid by the Purchaser to the Vendors on account of the Purchase Price and thereafter this Agreement shall (except for the Surviving Clauses) be of no further force or effect, the parties will be released from their respective obligations under it and no party will have any claim against any other party arising under or in connection with this Agreement; or
b
if the destruction or damage is on the Completion Date not within the scope of clause 12.1a above or the Purchaser has not given notice of cancellation pursuant to clause 12.1a prior to the time for Completion, then the Purchaser shall complete the purchase of the Shares for the Purchase Price, and any adjustment necessary to reflect such destruction or damage shall be made in arriving at the Working Capital figure in the Completion Working Capital Statement and any reduction in the Purchase Price reflected in those payments to be made on the Adjustment Date.

12.2	Insurance
The Vendors must procure that the Group maintains until Completion all Insurance Policies and will not change any policy to reduce the insurance cover or otherwise alter the terms of cover to the possible detriment of the Purchaser or the Group.

12.3	Dispute
In the event of any dispute between the parties as to whether any destruction or damage is on the Completion Date of such a value or impact as to trigger those rights available to the Purchaser under clause 12.1a, then either party may refer the issue to an independent expert appointed by agreement between the parties, but failing agreement within 2 working days either party may require the President for the time being (or nominee) of the New Zealand Institute of Valuers to appoint such independent expert who will act as an independent expert and not as an arbitrator. The decision of the independent expert shall be final and binding on the parties, except in the case of manifest error. The costs of the independent expert shall be borne:
a	where clause 12.1ai applies, by the party whose value immediately prior to referral to the independent expert is further from the value attributed to that/those assets by the independent expert; and
b	where clause 12.1aii applies, by the party whose assessment of the impact of the loss or damage is rejected by the independent expert.
12.4	Dispute at Completion
Where any dispute under clause 12.3 is not resolved at Completion, then Completion shall be suspended pending resolution of the Dispute, and the Completion Date shall be extended to be the date which is 5 working days after the date on which the applicable Dispute is resolved in accordance with clause 12.3 or otherwise by agreement between the parties.
12.5	Purchaser’s undertaking
The Purchaser undertakes to procure that the Company maintains, from the Completion Date until the expiry of the period referred to in clause 10.6a, all Insurance Policies, or replace the Insurance Policies with new policies providing the same or substantially similar insurance coverage.
13	Notice to complete and remedies on default
13.1	Notice
If Completion does not take place on the Completion Date either party may at any time thereafter serve on the other party notice in writing to settle in accordance with this clause. A Completion Notice will be effective only if the party serving it is at the time of service either in all material respects ready, able and willing to proceed to Completion or is not so ready, able and willing to settle only by reason of the default or omission of the other party.
13.2	Obligation to complete
Upon service of a Completion Notice, the party on whom the notice is served must proceed to Completion within 12 working days after the date of service of the notice (excluding the day of service) and, in respect of that period, time will be of the essence but without prejudice to any intermediate right of cancellation by either party.
13.3	Remedies for default
If any party does not comply with the terms of a Completion Notice served by the other party then, without prejudice to any other rights or remedies available at law or in equity, the Non-Defaulting Party may:
a	sue the Defaulting Party for specific performance; and/or

b	cancel this Agreement; and/or

c	sue the Defaulting Party for damages.

13.4	Extension of time
A party serving a Completion Notice may at the request or with the consent of the other parties extend the term of the notice for 1 or more specifically stated periods of time and thereupon the term of the Completion Notice will be deemed to expire on the last day of the extended period or periods and it will operate as though this clause stipulated such extended period(s) of notice in lieu of the period otherwise applicable and time will be of the essence of the Agreement accordingly. An extension may be given either before or after the expiry of the period otherwise applicable and time will be of the essence of the Agreement accordingly.
13.5	Specific performance
Nothing in this clause will preclude a party from suing for specific performance without giving a Completion Notice.
14	Restraint of trade
14.1	Covenants
In consideration of the Purchase Price paid to the Vendors, the Vendors covenant with the Purchaser and each Group Company that they will not, and will ensure that no Restrained Party will, for a period of two years from the Completion Date within New Zealand, Australia and South Africa:
a
either directly or indirectly carry on or in any way assist or be interested in, either alone or in partnership with or as manager, agent, director, financier or shareholder of, any person in any business the same as or substantially in competition with the Business as conducted by the Group at Completion (‘Restricted Business’) provided that nothing contained in this clause will prevent any Restrained Party from being employed or engaged by the Purchaser or the Group in any capacity and undertaking that Restrained Party’s activities in fulfilment of that role;

b
directly or indirectly or on behalf of or in conjunction with any person, solicit or entice any of the Employees to terminate their employment with the Group or induce or endeavour to induce any existing or future customer of the Business to cease to be or fail to become a customer of the Business.

14.2	Additional covenants
The Vendors further covenant with the Purchaser and each Group Company that following the Completion Date they will not, and will ensure that no Restrained Party will:
a	disclose any information of a secret or confidential nature relating to the affairs of the Business; or
b
represent that they are in any way connected with or interested in the affairs of the Business, other than as necessary for a Restrained Party to fulfil its role as an employee of the Group in the period post Completion.

14.3	Waiver
The provisions of this clause may from time to time be waived in writing in whole or in part by the Purchaser or the Company either with or without conditions. To the extent of any such waiver and on compliance with such conditions (if any), the Restrained Party(s) concerned will be relieved of their obligations under this clause. Any such waiver may not be withdrawn by the Purchaser or Company.
14.4	Severability
While the covenants contained in clauses 14.1 and 14.2 are considered by the parties to be reasonable in all circumstances, if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, such covenants shall apply with such modifications as may be necessary to make them valid and effective.
14.5	Exclusion of Cameron Wallace
The Purchaser acknowledges and agrees that the CW Trust and Cameron Lachlan Wallace personally are not bound (whether directly or indirectly) by the provisions of the above clause 14.1 and that to the extent necessary to achieve such intention the Purchaser unconditionally and irrevocably release the CW Trust and Cameron Lachlan Wallace from the effect of the operation of the provisions of clause 14.1.
14.6	Deed of Covenants
The Vendors must procure that, on the Completion Date, Grant Lachlan Wallace and Tony Lachlan Wallace each enter into and deliver to the Purchaser a deed of covenant with the Purchaser binding each of them to the restraints set out in clause 14.1 and 14.2. Such deed of covenant shall be in the form set out in Schedule 13 to this Agreement.
15	Confidentiality and publicity
15.1	Confidentiality
No party may reveal any information concerning this Agreement or its subject matter to any third party other than:
a	as required by law;

b	in good faith and in proper furtherance of the objects of this Agreement;
c	to those of its employees, officers, professional or financial advisers and bankers as reasonably necessary but only on a strictly confidential basis;
d	to enforce its rights or to defend any claim or action under this Agreement; or

e	information already in the public domain through no fault of that party.

15.2	Publicity
No party may issue any press release or information or other public announcement concerning this Agreement or its subject matter to the news media without the prior approval of all parties, except where such is required by law, in which case the party proposing to issue the press release or make the public announcement must use reasonable endeavours to consult with the other parties prior to issuing or making the same.
16	Notices
16.1	Service of notices
Any notice given pursuant to this Agreement must be in writing and signed by a person duly authorised by the sender. Any such notice will be deemed to be validly given if personally delivered, posted, or forwarded by facsimile transmission to the address of the party to be notified set forth below or to such other address as the party to be notified may designate by written notice given to all other parties:

Vendors:	Trustees in the T&A Wallace Family Trust
387 Riddell Road
Glendowie
Auckland, 1071

Facsimile: +64 9 309 4276
Attention: Tony Wallace

Trustees in the Wallace Family Trust
439 Riddell Road
Glendowie Auckland, 1071

Facsimile: +64 9 309 4276
Attention: Grant Wallace

Trustees in the Cameron Wallace Trust
22 Andrea Place
Sunnyhills
Manukau, 2010

Facsimile: +64 9 309 4276
Attention: Cameron Wallace

with a copy, in each case, to:
Kensington Swan
Private Bag 92101
18 Viaduct Harbour Ave
Auckland Facsimile: +64 9 309 4276
Attention: Chris Parke/ Natalie Fennell

Purchaser:
Preformed Line Products Co.
660 Beta Drive
Mayfield Village, Ohio 44095 USA
Facsimile: +1 440473 9162
Attention: General Counsel

with a copy to	Russell McVeagh
PO Box 8, Auckland 1140
Level 30, 48 Shortland Street
Auckland
Facsimile: +64 9 367 8163
Attention: David Hoare
16.2	Time of service
Any notice given pursuant to this Agreement will be deemed to be validly given:
a	in the case of delivery by hand, on delivery at the address of the addressee provided at clause 16.1
b
in the case of facsimile transmission, on receipt by the sender of an acknowledgement or transmission report generated by the transmitting facsimile machine and which confirms successful transmission of that facsimile in its entirety; or

c
in the case of posting, if posted within New Zealand to an address in New Zealand, on the second working day following the date of posting, or if posted by airmail from one country to another, on the fifth working day following the date of posting, provided that any notice personally delivered or, in the case of a facsimile, sent or received either after 5 pm on a working day or on any day that is not a working day will be deemed to have been received at 9am on the next working day, it being agreed that for the purposes of this clause only, working day has the meaning given that term at clause 1.2 but modified to apply to the place of receipt of such notice or communication.
17	Miscellaneous
17.1	Entire Agreement
This Agreement contains all of the terms, representations and warranties made between the parties and supersedes all prior understandings, discussions, correspondence and agreements (whether written or oral) covering the subject matter of this Agreement.
17.2	Further assurances
Each party will, at its own expense and when requested by another party, promptly sign and deliver, execute, procure, pass and do all such further documents, acts, matters, resolutions and things as may be necessary or desirable for effecting the transactions contemplated by this Agreement.

17.3	Amendments
No amendment to this Agreement will be effective unless it is in writing and signed by all the parties.
17.4	Waiver
a
Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this Agreement or under any of the documents delivered in connection with this Agreement by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this Agreement or other document.

b	Any waiver or consent given by any party under this Agreement will only be effective and binding on that party if it is given or confirmed in writing by that party.
c	No waiver of a breach of any term of this Agreement will operate as a waiver of any subsequent breach of that term or of a breach of any other term of this Agreement.
17.5	Non-Merger
The agreements, obligations, indemnities and warranties contained in this Agreement will, notwithstanding any rule to the contrary, not merge on completion of the transactions contemplated by it but will remain in full force until satisfied.
17.6	No assignment
No party may assign or be relieved of its rights or obligations under this Agreement without the prior written consent of all parties.
17.7	Partial invalidity
If any provision of this Agreement or its application to any party or circumstance is or becomes invalid, or is held to be illegal or unenforceable to any extent, the remainder of this Agreement and its application will not be affected and will remain enforceable to the greatest extent permitted by law.
17.8	Third parties
Except as may be specifically provided, nothing in this Agreement is intended to confer a benefit upon any third party under the Contracts (Privity) Act 1982.
17.9	Counterparts
a	This Agreement may be executed in any number of counterpart copies each of which will constitute an original of this Agreement, and all of which together will constitute one and the same instrument.
b
A party may enter into this Agreement by signing a counterpart copy and sending it to the other parties including by facsimile. Each of the parties shall promptly sign the original copies of this Agreement (such copies to be signed by all the parties) after the execution of counterparts. However, delay or failure by any party to deliver to the other party the original executed counterpart exchanged by facsimile will not affect the validity of this Agreement.

17.10	Time of essence
Time will be of the essence in the performance by any party of its obligations under this Agreement.
17.11	Rights cumulative
The rights of the parties under this Agreement are cumulative and are not exclusive of any other rights and remedies available to any party.
17.12	Governing law and jurisdiction
This Agreement will be construed and take effect as a contract made in New Zealand and will be governed by New Zealand law, and the parties submit to the non-exclusive jurisdiction of the New Zealand courts, and the courts competent to determine appeals from those courts. The Purchaser agrees that any proceedings in connection with this Agreement may be served on them at the offices of the law firm specified in clause 16.1.
17.13	Costs
Except as may be otherwise provided in this Agreement, each party shall bear their own costs in relation to the negotiation, preparation, execution and performance of this Agreement.
18	Overriding Limitations of Liability
18.1	Limitation of Liability
Notwithstanding any other provision of this Agreement (but without limiting any other limitation or qualification set out in this Agreement), or any rule of law to the contrary, the parties agree that the liability of the Vendors to the Purchaser (or any other person whatsoever) for any Warranty Claim or for any other loss, cost, damage, claim, action or proceedings whatsoever (including any claim under the Tax Indemnity) and whether arising out of a breach of this Agreement or otherwise, shall be limited to and shall never exceed:
i	as to the Wallace Trust and the T&A Trust, 99% of such liability, with such liability being joint and several;
ii	as to the CW Trust, severally in respect of 1% of such liability.
18.2	Liability of Grant Lachlan Wallace
Grant Lachlan Wallace has entered into this Agreement solely in his capacity as (respectively) a trustee of the Wallace Trust, the T&A Trust and the CW Trust so as to bind the trustees of each of those trusts from time to time. The liability of Grant Lachlan Wallace in his capacity as (respectively) a trustee of the Wallace Trust, the T&A Trust and the CW Trust under this Agreement shall not be an unlimited or personal liability, but shall be limited to:
a
In the case of any liability imposed against Grant Lachlan Wallace in relation to the Wallace Trust, that aggregate liability shall be (subject to clause 18.1) limited to the net assets of the Wallace Trust from time to time coming into the hands of Grant Lachlan Wallace as trustee of the Wallace Trust in the proper course of the administration of the Wallace Trust, or which would, but for the intentional default or dishonesty of the relevant trustee or trustees be in their hands at that time. Those funds shall not include any capital or income of the Wallace Trust which has been transferred or paid to, or appropriated or applied for the benefit of, any person in accordance with the trust deed governing the Wallace Trust.

b
In the case of any liability imposed against Grant Lachlan Wallace in relation to the T&A Trust, that aggregate liability shall be (subject to clause 18.1) limited to the net assets of the T&A Trust from time to time coming into the hands of Grant Lachlan Wallace as trustee of the T&A Trust in the proper course of the administration of the T&A Trust or which would, but for the intentional default or dishonesty of the relevant trustee or trustees be in their hands at that time. Those funds shall not include any capital or income of the T&A Trust which has been transferred or paid to, or appropriated or applied for the benefit of, any person in accordance with the trust deed governing the T&A Trust.

c
In the case of any liability imposed against Grant Lachlan Wallace in relation to the CW Trust, that aggregate liability shall be (subject to clause 18.1) limited to the net assets of the CW Trust from time to time coming into the hands of Grant Lachlan Wallace as trustee of the CW Trust in the proper course of the administration of the CW Trust or which would, but for the intentional default or dishonesty of the relevant trustee or trustees be in their hands at that time. Those funds shall not include any capital or income of the CW Trust which has been transferred or paid to, or appropriated or applied for the benefit of, any person in accordance with the trust deed governing the CW Trust.

18.3	Liability of Tony Lachlan Wallace
Tony Lachlan Wallace has entered into this Agreement solely in his capacity as (respectively) a trustee of the Wallace Trust, the T&A Trust and the CW Trust so as to bind the trustees of each of those trusts from time to time. The liability of Tony Lachlan Wallace in his capacity as (respectively) a trustee of the Wallace Trust, the T&A Trust and the CW Trust under this Agreement shall not be an unlimited or personal liability, but shall be limited to:
a
In the case of any liability imposed against Tony Lachlan Wallace in relation to the Wallace Trust, that aggregate liability shall be (subject to clause 18.1) limited to the net assets of the Wallace Trust from time to time coming into the hands of Tony Lachlan Wallace as trustee of the Wallace Trust in the proper course of the administration of the Wallace Trust, or which would, but for the intentional default or dishonesty of the relevant trustee or trustees be in their hands at that time. Those funds shall not include any capital or income of the Wallace Trust which has been transferred or paid to, or appropriated or applied for the benefit of, any person in accordance with the trust deed governing the Wallace Trust.

b
In the case of any liability imposed against Tony Lachlan Wallace in relation to the T&A Trust, that aggregate liability shall be (subject to clause 18.1) limited to the net assets of the T&A Trust from time to time coming into the hands of Tony Lachlan Wallace as trustee of the T&A Trust in the proper course of the administration of the T&A Trust or which would, but for the intentional default or dishonesty of the relevant trustee or trustees be in their hands at that time. Those funds shall not include any capital or income of the T&A Trust which has been transferred or paid to, or appropriated or applied for the benefit of, any person in accordance with the trust deed governing the T&A Trust.

c
In the case of any liability imposed against Tony Lachlan Wallace in relation to the CW Trust, that aggregate liability shall be (subject to clause 18.1) limited to the net assets of the CW Trust from time to time coming into the hands of Tony Lachlan Wallace as trustee of the CW Trust in the proper course of the administration of the CW Trust, or which would, but for the intentional default or dishonesty of the relevant trustee or trustees be in their hands at that time. Those funds shall not include any capital or income of the CW Trust which has been transferred or paid to, or appropriated or applied for the benefit of, any person in accordance with the trust deed governing the CW Trust.

18.4	Liability of Helen Amelia Wallace
Helen Amelia Wallace has entered into this Agreement solely in her capacity as a trustee of the Wallace Trust and so as to bind the trustees of the Wallace Trust from time to time. The liability of Helen Amelia Wallace under this Agreement shall not be an unlimited or personal liability, but shall be (subject to clause 18.1) limited to the net assets of the Wallace Trust from time to time coming into the hands of Helen Amelia Wallace as trustee of the Wallace Trust in the proper course of the administration of the Wallace Trust, or which would, but for the intentional default or dishonesty of the relevant trustee or trustees be in their hands at that time. Those funds shall not include any capital or income of the Wallace Trust which has been transferred or paid to, or appropriated or applied for the benefit of, any person in accordance with the trust deed governing the Wallace Trust.
18.5	Liability of Alison Kay Wallace
Alison Kay Wallace has entered into this Agreement solely in her capacity as a trustee of the T&A Trust and so as to bind the trustees of the T&A Trust from time to time. The liability of Alison Kay Wallace under this Agreement shall not be an unlimited or personal liability, but shall be (subject to clause 18.1) limited to the net assets of the T&A Trust from time to time coming into the hands of Alison Kay Wallace as trustee of the T&A Trust in the proper course of the administration of the T&A Trust, or which would, but for the intentional default or dishonesty of the relevant trustee or trustees be in their hands at that time. Those funds shall not include any capital or income of the T&A Trust which has been transferred or paid to, or appropriated or applied for the benefit of, any person in accordance with the trust deed governing the T&A Trust.
18.6	Liability of Cameron Lachlan Wallace
Cameron Lachlan Wallace has entered into this Agreement solely in his capacity as a trustee of the CW Trust and so as to bind the trustees of the CW Trust from time to time. The liability of Cameron Lachlan Wallace under this Agreement shall not be an unlimited or personal liability, but shall be limited to, subject at all times to the provisions of clause 18.1 the net assets of the CW Trust from time to time coming into the hands of Cameron Lachlan Wallace as trustee of the CW Trust in the proper course of the administration of the CW Trust or which would, but for the intentional default or dishonesty of the relevant trustee or trustees be in their hands at that time. Those funds shall not include any capital or income of the CW Trust which has been transferred or paid to, or appropriated or applied for the benefit of, any person in accordance with the trust deed governing the CW Trust.

Execution

Signed by Tony Lachlan Wallace as trustee of the T&A Wallace Family Trust in the presence of:

/s/ Tony L. Wallace

T L Wallace

/s/ Natalie Fennell Witness signature

Natalie Fennell Witness name

Solicitor Witness occupation

Auckland Witness address

Signed by Grant Lachlan Wallace as trustee of the T&A Wallace Family Trust in the presence of:

/s/ Grant L. Wallace G L Wallace

/s/ Natalie Fennell Witness signature

Natalie Fennell Witness name

Solicitor Witness occupation

Auckland Witness address

Signed by Alison Kay Wallace as trustee of the T&A Wallace Family Trust in the presence of:

/s/ Alison K. Wallace A K Wallace

/s/ Natalie Fennell Witness signature

Natalie Fennell Witness name

Solicitor Witness occupation

Auckland Witness address

Signed by Cameron Lachlan Wallace as trustee of the Cameron Wallace Trust in the presence of:

/s/ Cameron L Wallace C L Wallace

/s/ Natalie Fennell Witness signature

Natalie Fennell Witness name

Solicitor Witness occupation

Auckland Witness address

Signed by Grant Lachlan Wallace as trustee of the Cameron Wallace Trust in the presence of:

/s/ Grant L. Wallace G L Wallace

/s/ Natalie Fennell Witness signature

Natalie Fennell Witness name

Solicitor Witness occupation

Auckland Witness address

Signed by Tony Lachlan Wallace as trustee of the Cameron Wallace Trust in the presence of:

/s/ Tony L Wallace T L Wallace

/s/ Natalie Fennell Witness signature

Natalie Fennell Witness name

Solicitor Witness occupation

Auckland Witness address

Signed by Grant Lachlan Wallace as trustee of the Wallace Family Trust in the presence of:

/s/ Grant L Wallace G L Wallace

/s/ Natalie Fennell Witness signature

Natalie Fennell Witness name

Solicitor Witness occupation

Auckland Witness address

Signed by Helen Amelia Wallace as trustee of the Wallace Family Trust in the presence of:

/s/ Helen A. Wallace H A Wallace

/s/ Natalie Fennell Witness signature

Natalie Fennell Witness name

Solicitor Witness occupation

Auckland Witness address

Signed by Tony Lachlan Wallace as trustee of the Wallace Family Trust in the presence of:

/s/ Tony L. Wallace T L Wallace

/s/ Natalie Fennell Witness signature

Natalie Fennell Witness name

Solicitor Witness occupation

Auckland Witness address

Signed for Preformed Line Products Company as Purchaser by:
/s/ Robert G. Ruhlman Robert G. Ruhlman Chairman of the Board, President and CEO

/s/ Caroline Vaccariello Witness signature

Caroline Vaccariello Witness name

General Counsel & Corporate Secretary Witness occupation

660 Beta Drive, Mayfield Vlg, Ohio USA Witness address